TERM LOAN AGREEMENT
Dated as of April 2, 2014
Among

TAL INTERNATIONAL CONTAINER CORPORATION,
as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,
SUNTRUST BANK,
as Administrative Agent and as Collateral Agent
SUNTRUST ROBINSON HUMPHREY, INC.,
as Lead Arranger
and
ING BELGIUM SA/NV,
Syndication Agent

i

16.12	Consents, Amendments, Waivers, Etc	97
16.13	Replacement of Lenders	98
16.14	Severability	99
16.15	USA PATRIOT Act	99
16.16	Location of Closing	100
16.17	No Advisory or Fiduciary Responsibility	100

v

Exhibits
Exhibit A        Form of Assignment and Assumption
Exhibit B        Form of Borrowing Base and Equipment Report
Exhibit C        Form of Note
Exhibit D        Credit and Collection Policy
Exhibit E        Form of Lease
Exhibit F        [Reserved]
Exhibit G        Form of Borrowing Request
Exhibit H        Form of Security Agreement
Exhibit I        Form of Guaranty

Schedule 1        Funding Commitments of Lenders
Schedule 2        Container Portfolio
Schedule 3        [Reserved]
Schedule 4        Subsidiaries
Schedule 5        Existing Indebtedness
Schedule 6        Insurance
Schedule 7        Permitted Investments
Schedule 8        Transactions With Affiliates
Schedule 9        Certain Agreements

TERM LOAN AGREEMENT
This TERM LOAN AGREEMENT is made as of April 2, 2014, by and among TAL INTERNATIONAL CONTAINER CORPORATION, a corporation organized and existing under the laws of the State of Delaware (together with its successors and permitted assigns, the “Borrower”), each Lender from time to time party hereto, and SUNTRUST BANK, a Georgia banking corporation, acting in its capacity as Administrative Agent, Collateral Agent, and a Lender.
WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the credit facility provided for herein;
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF INTERPRETATION
1.1    Definitions. The following terms shall have the meanings set forth in this Article 1 or elsewhere in the provisions of this Term Loan Agreement referred to below:
2013 Audited Financial Statements. This term shall have the meaning set forth in Section 7.9.
Accumulated Depreciation. As of any determination date with respect to an Eligible Container, an amount equal to the aggregate amount of depreciation expense recorded with respect thereto since the date of its original acquisition by the Borrower. For the purpose of calculating the Borrowing Base, depreciation expense will be determined using the depreciation policy utilized by TAL Group and the Borrower from time to time in preparing the consolidated financial statements of TAL Group so long as such depreciation policy complies with GAAP.
Adjusted LIBOR. For any Interest Period an interest rate per annum determined equal to the quotient of (a) LIBOR for such Interest Period, divided by (b) 1.00 - Eurodollar Reserve Percentage in effect from time to time.
As used above, “Eurodollar Reserve Percentage” for any day during any Interest Period, means the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Bank for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). Adjusted LIBOR for each outstanding LIBOR Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
Administrative Agent. SunTrust Bank, acting as administrative agent for the Lenders, and each other Person succeeding to the role of administrative agent in accordance with Section 14.7.
Administrative Agent’s Office. The Administrative Agent’s office located at 3333 Peachtree Road, N.E., 10th Floor, Atlanta, Georgia 30326, or at such other location as the Administrative Agent may designate in writing to Borrower from time to time.
Administrative Agent’s Special Counsel. Dentons US LLP or such other counsel as may be approved by the Administrative Agent.
Administrative Questionnaire. An administrative questionnaire in a form supplied by the Administrative Agent.
Advance Rate. Eighty two and one half of one percent (82.5%).
Affiliate. With respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
Aggregate Commitments. An amount equal to the sum of the Commitments of all of the Lenders.
Aggregate Net Book Value. As of any date of determination, an amount equal to the sum of the Net Book Values (such Net Book Values to be measured as of the last day of the month ending immediately prior to such date of determination) of all Eligible Containers.
Aggregate Note Principal Balance. As of any date of determination, an amount equal to the sum of the then unpaid Principal Balances of all Notes.
Anti-Money Laundering Laws. This term shall have the meaning ascribed thereto in Section 7.19(d).
Applicable Lending Office. As to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
Applicable Margin. The percentage per annum equal to either of the following: (i) when used with respect to Adjusted LIBOR or the Eurodollar Market Index Rate, one and five-eighths of one percent (1.625%); or (ii) when used with respect to the Base Rate, five-eighths of one percent (0.625%). Notwithstanding the foregoing, the Applicable Margin shall be subject to increase in accordance with Section 4.7 hereof.
Approved Fund. Any Person (other than a natural Person) that is not a Competitor and that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
Asset Sale. Any sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any of the Eligible Containers (but not including any of the Leases), with or without recourse, or any series of related sales, transfers, licenses, leases or other dispositions of any such Eligible Containers (but not including any of the Leases), by the Borrower.
Assignment and Assumption. An Assignment and Assumption Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form reasonably approved by the Administrative Agent.
Authorized Officer. With respect to (a) delivering financial information and certificates described in Section 8.1(d) of this Term Loan Agreement, any Senior Designated Officer or the chief financial officer of TAL Group, and (b) any other matter in connection with this Term Loan Agreement or any other Loan Document, any Senior Designated Officer or any Vice President of the Borrower.
Base Rate. At any time, the highest of (a) the Prime Rate, (b) the sum of (i) the Federal Funds Rate plus (ii) one-half of one percent (0.50%), and (c) Adjusted LIBOR as determined on a daily basis for a period of one month plus one percent (1%). Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate, or Adjusted LIBOR.
Base Rate Loan. A Loan bearing interest calculated by reference to the Base Rate.
Basel III. The agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on December 16, 2010.
Borrower. This term shall have the meaning thereto in the introductory paragraph of this Term Loan Agreement.
Borrowing Base. As of any date of determination, an amount equal to the product of (a) the Advance Rate and (b) the Aggregate Net Book Value as of such date of determination.
Borrowing Base and Equipment Report. A Borrowing Base and Equipment Report signed by an Authorized Officer of the Borrower and substantially in the form of Exhibit B hereto, which report shall also include the end of period utilization rate.
Borrowing Base Imbalance. The condition that exists if the Aggregate Note Principal Balance exceeds the Borrowing Base. If such term is used in a quantitative context, the amount of the Borrowing Base Imbalance shall be the amount of such deficiency.
Borrowing Request. A notice substantially in the form of Exhibit G hereto.
Breakage Cost. With respect to any Lender with respect to any Breakage Prepayment, an amount equal to the difference (as reasonably determined by such Lender and set forth in a certificate of such Lender delivered to the Borrower and the Administrative Agent) of (a) such Lender’s actual cost of obtaining funds for the LIBOR Loan or Eurodollar Market Index Rate Loan (as applicable) that is the subject of such Breakage Prepayment for the period from the date of such Breakage Prepayment to the last day of the Interest Period in effect (or that would have been in effect) for such LIBOR Loan or Eurodollar Market Index Rate Loan (as applicable), minus (b) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Prepayment for such period.
Breakage Prepayment. This term shall have the meaning set forth in Section 4.3(a) hereof.
Business Day. One of the following: (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Atlanta, Georgia and New York, New York are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR or Eurodollar Market Index Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.
Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
Capitalized Leases. As to any Person, leases under which such Person is the lessee or obligor, the discounted remaining rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.
Cash Equivalents. All of the following: (a) securities issued or directly fully guaranteed or insured by the government of the United States, Canada or any member of the European Union or any agency or instrumentality thereof (provided that the full faith and credit of the respective government is pledged in support thereof) having maturities of not more than one year from the date of acquisition; (b) securities issued by any State or any political subdivision of any State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s; (c) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank or commercial bank of a foreign country recognized by the United States, (i) in the case of a domestic commercial bank, having capital and surplus in excess of $500,000,000 and outstanding debt which is rated “A” (or similar equivalent thereof) or higher by at least one nationally recognized statistical rating organization (as defined under Rule 436 under the Securities Act) and (ii) in the case of a foreign commercial bank, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof); (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (a) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (f) commercial paper having a rating of at least A-2 from S&P or at least P-2 from Moody’s; (g) securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c)(i) of this definition; (g) Indebtedness or preferred stock issued by Persons with a rating of A or higher from S&P or A2 or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and (h) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (g) above.
Casualty Loss. With respect to any Eligible Container as of any date of determination, the occurrence of any of the following events or conditions:
(a)    total loss or destruction thereof;
(b)    theft or disappearance thereof without recovery within ninety (90) days after such theft or disappearance becomes known to a Senior Designated Officer;
(c)    damage rendering such Eligible Container, as the case may be, unfit for normal use and, as determined by the Borrower in accordance with its normal policies and procedures, beyond repair at reasonable cost; or
(d)    any condemnation, seizure, forced sale or other taking of title to or use of such Eligible Container, as the case may be, by a Governmental Authority.
Change of Control. The occurrence of either of the following conditions:
(1)    the Borrower shall (A) consolidate or merge with or into any Person, unless (i) the Borrower is the surviving entity, (ii) at least seventy percent (70%) of the consolidated assets of the Borrower and its Consolidated Subsidiaries following such consolidation or merger are held in connection with a Permitted Business, and (iii) the Borrower retains title to all of the Eligible Containers, or (B) enter into or permit any purchase, sale, assignment, transfer, conveyance or other acquisition or disposition of assets which would result in less than seventy percent (70%) of the consolidated assets of the Borrower and its Consolidated Subsidiaries (measured after giving effect to such transaction) to be held in connection with a Permitted Business, or (C) cease to be a wholly-owned Subsidiary of TAL Group; or
(2)    TAL Group shall (A) consolidate or merge with or into any Person, unless (i) TAL Group is the surviving entity, and (ii) at least seventy percent (70%) of the consolidated assets of TAL Group and its Consolidated Subsidiaries following such consolidation or merger are held in connection with a Permitted Business, or (B) enter into or permit any purchase, sale, assignment, transfer, conveyance or other acquisition of assets which would result in less than seventy percent (70%) of the consolidated assets of TAL Group and its Consolidated Subsidiaries (measured after giving effect to such transaction) to be held in connection with a Permitted Business or (C) own less than one hundred percent (100%) of the Capital Stock of the Borrower.
Change in Law. The occurrence, after the date of this Term Loan Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlement, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities pursuant to Basel III, and (z) the implementation or application of, or compliance with, CRD IV or CRR, or any law or regulation that implements or applies CRD IV or CRR shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued or implemented. As used herein, “CRD IV” means Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC, and “CRR” means regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012.
Closing Date. April 2, 2014.
Code. The United States Internal Revenue Code of 1986, as amended from time to time (and any successor statute thereto), and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect on the Closing Date, and any subsequent provisions of the code, amendments thereto or substituted therefrom.
Collateral. All of the property, rights and interests of the Borrower that are or are intended to be subject to the Lien created by the Security Documents.
Collateral Agent. SunTrust Bank, acting as collateral agent under the Security Documents, and each other Person succeeding to such role in accordance with the terms of this Term Loan Agreement.
Commitment. With respect to each Lender, the amounts set forth on Schedule 1 hereto as the amounts of such Lender’s commitment to make a Loan to the Borrower on the Drawdown Date pursuant to this Term Loan Agreement, as the same may be increased or reduced from time to time in accordance with the terms of this Term Loan Agreement.
Commitment Percentage. With respect to any Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the Aggregate Commitments have expired, then the Commitment Percentage of each Lender shall be determined based on the percentage (carried out to the ninth decimal place) of the Principal Balance owing to such Lender at such time in relation to the Aggregate Note Principal Balance. The initial Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1 hereto (including any amendment thereto made pursuant to Section 4.7 hereof) or on the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
Commodity Exchange Act. The Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
Company. Any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).
Competitor. Any Person engaged and competing with TAL Group, the Borrower or any of their respective Subsidiaries in the Container or chassis leasing business; provided, however, that in no event shall any insurance company or commercial banking institution be deemed to be a Competitor unless such Person or any of its Affiliates is directly and actively engaged in the operation of a container or chassis leasing business (it being acknowledged and agreed that the origination of leases of containers and/or chassis by a Person on an occasional basis shall not result in such Person being classified as a Competitor).
Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the applicable Person and its Subsidiaries, consolidated in accordance with GAAP.
Consolidated Cash Interest Expense. For any period, the difference of (i) the aggregate Consolidated Interest Expense of TAL Group and its Consolidated Subsidiaries for such period, minus (ii) to the extent included in such aggregate Consolidated Interest Expense, and to the extent incurred by TAL Group or any of its Consolidated Subsidiaries, (a) amortization or write off of debt or equity issuance costs and deferred financing costs, (b) interest expense to the extent not paid in cash attributable to dividends in respect of all Preferred Equity of TAL Group and its Consolidated Subsidiaries that is not Disqualified Stock pursuant to Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”, and (c) any non-cash interest expense related to (1) any interest expense that has not been paid in cash, (2) accrued interest on Disqualified Stock to the extent not paid, and (3) any incremental non-cash interest expense incurred by TAL Group or its Consolidated Subsidiaries as the result of an accounting change in accordance with GAAP that occurs after the Closing Date, plus (iii) without duplication, cash interest payments made in such period (exclusive of any such cash payment funded with the proceeds of an equity offering or capital contribution) related to Consolidated Interest Expense that were deducted from Consolidated Cash Interest Expense in a prior period.
Consolidated EBIT. For any period, means the sum of Consolidated Net Income of TAL Group and its Consolidated Subsidiaries, plus the following, without duplication, to the extent deducted in calculating such Consolidated Net Income:
(1)    all income tax expense of TAL Group and its Consolidated Subsidiaries, all taxes incurred by TAL Group and its Consolidated Subsidiaries in respect of the repatriation of income from jurisdictions outside the United States and all amounts paid by TAL Group and its Consolidated Subsidiaries pursuant to the terms of any tax sharing or similar agreement;
(2)    the Consolidated Interest Expense of TAL Group and its Consolidated Subsidiaries;
(3)    depreciation and amortization charges of TAL Group and its Consolidated Subsidiaries relating to any increased depreciation or amortization charges resulting from purchase accounting adjustments or inventory write-ups with respect to acquisitions or the amortization or write-off of deferred debt or equity issuance costs;
(4)    all other non-cash charges of TAL Group and its Consolidated Subsidiaries (other than depreciation expense) minus, with respect to any such non-cash charge occurring on or after the Closing Date that was previously added in a prior period to calculate Consolidated EBIT and that represents an accrual of or reserve for cash expenditures in any future period, any cash payments made during such period;
(5)    any non-capitalized costs incurred in connection with financings, acquisitions of a company, acquisitions of Containers, chassis or other assets or dispositions (including financing and refinancing fees and any premium or penalty paid in connection with redeeming or retiring Indebtedness prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness); and
(6)    all non-cash expenses attributable to Incentive Arrangements.
in each case, for such period and as determined on a consolidated basis in accordance with GAAP.
Consolidated EBIT to Consolidated Cash Interest Expense Ratio. As of any date of determination, the ratio of (a) the aggregate amount of Consolidated EBIT for the period of the most recent four consecutive fiscal quarters ending on or prior to the date of such determination to (b) Consolidated Cash Interest Expense for such four fiscal quarters.
Consolidated Funded Debt. As of any date of determination, the total amount, without duplication, of: (1) the principal amount outstanding under all Indebtedness of TAL Group and its Consolidated Subsidiaries; (2) all Finance Lease obligations, as lessee, of TAL Group and its Consolidated Subsidiaries; and (3) the aggregate of the present values of future rental payments under any lease of any Container which TAL Group or any of its Consolidated Subsidiaries is the lessee and (i) that is treated by the lessee as an operating lease rather than a Capitalized Lease, and (ii) in respect of which the lessor retains or obtains ownership of the property so leased for federal income tax purposes, in the event, but only in the event, that the aggregate of such present values shall be in excess of Twenty Five Million Dollars ($25,000,000).
Consolidated Interest Expense. For any period, the aggregate of the interest expense of TAL Group and its Consolidated Subsidiaries for such period, on a Consolidated basis, as determined in accordance with GAAP, and including, without duplication: (a) all amortization or accretion of original issue discount; (b) the interest component of payments on Capitalized Leases paid, accrued or scheduled to be paid or accrued by TAL Group and its Consolidated Subsidiaries during such period; and (c) net cash costs under all Hedging Agreements to which TAL Group or any of its Consolidated Subsidiaries is a party (including amortization of fees).
Consolidated Net Income. For any period, the aggregate net income (or loss) of TAL Group and its Consolidated Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income for such period:
(a)    any gain (or loss) realized upon the sale or other disposition of assets (other than Containers, chassis and Related Assets) of TAL Group or any Consolidated Subsidiary or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;
(b)    extraordinary gains or losses, as determined in accordance with GAAP;
(c)    income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);
(d)    the cumulative effect of a change in accounting principles, as determined in accordance with GAAP;
(e)    any adjustments, restructuring costs, non-recurring expenses, non-recurring fees, non-operating expenses, charges or other expenses (including bonus and retention payments and non-cash compensation charges) made or incurred in connection with the acquisition of a company or acquisitions of Containers or chassis;
(f)    Systems/Organizational Establishment Expenses; and
(g)    any net income (or loss) of any Person (other than TAL Group) if such Person is not a Restricted Subsidiary of TAL Group; provided, that TAL Group, or any of its Consolidated Subsidiary’s, equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to TAL Group or such Consolidated Subsidiary as a dividend or other distribution.
Consolidated Subsidiaries. With respect to any Person, each Restricted Subsidiary of such Person that is required to be consolidated with such Person in accordance with GAAP; provided, however, that with respect to TAL Group and Borrower, no Subsidiary thereof shall be deemed to be a Consolidated Subsidiary unless it is a Restricted Subsidiary.
Consolidated Tangible Assets. As of any date of determination, the tangible assets of TAL Group and its Consolidated Subsidiaries calculated in accordance with GAAP; provided, however, that in no event shall there be included in the above calculation any intangible assets such as patents, trademarks, trade names, copyrights, licenses, goodwill, organizational costs, amounts relating to covenants not to compete, or any impact from applications of FASB 133.
Consolidated Tangible Net Worth. As of any date of determination, the excess of (a) the Consolidated Tangible Assets of TAL Group and its Consolidated Subsidiaries plus the aggregate amount of Consolidated Funded Debt of the type specified in clause (3) of the definition of Consolidated Funded Debt, over (b) all Indebtedness of TAL Group and its Consolidated Subsidiaries; provided, however, that securities included in such calculation shall be taken into account at their current market price or cost, whichever is lower.
Container. Any marine and maritime container (including dry cargo containers, refrigerated containers (including the associated generator sets, gps units, refrigeration units, Special Containers and tank containers)) or intermodal container chassis or trailer to which the Borrower has good title and that is held for lease or sale.
Container Management System. The “TERMS 2000” tracking and billing system, and any upgrade of, successor to, or replacement for, such system.
Container Representations and Warranties. As to each Eligible Container, all of the following:
(a)    Specifications. As of the date of its manufacture, such Eligible Container conformed to the Borrower’s standard specifications for that category of Container and to any applicable industry standards;
(b)    Rights to Leases. The rights with respect to each Lease included in the Related Assets for such Eligible Container are either (i) assignable without the consent of the related Lessee or any other Person or subject to consents that will have been obtained on or before the Drawdown Date or any later date that any Eligible Container is added or substituted pursuant to the terms of the Loan Documents or (ii) subject to a one hundred percent (100%) participation interest in favor of the Collateral Agent, on behalf of the Lenders;
(c)    Lessee Acceptance. With respect to any such Eligible Container that is subject to a Lease on the Closing Date or such later date referred to above, the related Lessee has, to the best of the Borrower’s knowledge, received and taken possession of such Eligible Container;
(d)    Lease Files. Each Lease is stored in the Borrower’s offices located in Purchase, New York and is subject to its customary security and safekeeping procedures;
(e)    Master Lease Arrangements. In the case of each Lease which consists of a master lease and one or more addenda or schedules thereto, such addenda or schedules each constitute a separate contractual lease obligation of the related Lessee;
(f)    Chattel Paper. With respect to each Lease, aside from any originally executed counterpart of each Lease in the possession of the Lessee, all other originally executed counterparts of such Lease are in the possession of the Borrower;
(g)    Lessees. No Lessee is an Affiliate of the Borrower;
(h)    Registration. Such Eligible Container’s registration mark (four letter prefix) has been registered in the name of the Borrower in the official register of the Bureau International des Containers (Paris);
(i)    Non-Cancelable and Assignable. If any Lease in respect of such Eligible Container is a Finance Lease, such Finance Lease provides that (i) the Lessee’s obligations thereunder are non-cancelable, unconditional and not subject to any right of set-off, rescission, counterclaim, offset, reduction or recoupment and (ii) the Lessee is responsible for all taxes, maintenance and insurance and assumes all risk of Casualty Loss;
(j)    Compliance with Law. The Lease complied in all material respects at the time it was originated with all legal requirements of the jurisdiction in which it was originated; and
(k)    Return of Container. Each Lease provides for the return of the related Eligible Containers upon its expiration or earlier termination (unless the Lessee complies with the terms of any purchase option contained therein) in good working order (reasonable wear and tear excluded) or such other more stringent return condition set forth in such Lease.
Contingent Obligation. As to any Person, means any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) the stated amount of such Contingent Obligation.
Control. The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
Credit and Collection Policy. This term shall have the meaning set forth in Section 7.21.
Debtor Relief Law. The Federal Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
Default. Any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
Defaulting Lender. Subject to Section 3.1(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower and/or the Administrative Agent in writing that it does not intend to comply with its funding obligations under this Term Loan Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two (2) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.1(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
Disqualified Stock. With respect to any Person means that portion of any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a Change of Control) on or prior to the first anniversary of the Maturity Date for cash or is convertible into or exchangeable for debt securities of TAL Group or any of its Consolidated Subsidiaries at any time prior to such anniversary.
Dollars or $. Dollars in lawful currency of the United States of America.
Drawdown Date. The Closing Date and, if applicable, the date on which any Incremental Loan is funded pursuant to Section 4.7 hereof.
Effective Advance Rate. This term shall have the meaning set forth in Section 4.7(e)(vii).
Eligible Assignee. Any of the following: (a) a Lender; (b) an Affiliate (that is not a Competitor) of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) that is not a Competitor approved by the Borrower (so long as no Event of Default is continuing) and the Administrative Agent (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include TAL Group, the Borrower or any of their Affiliates.
Eligible Container. As of any relevant date of determination, each Container that, individually or, in the case of clause (l) collectively, with all other Eligible Containers complies with each of the following requirements:
(a)    Such Container substantially conforms to the standard specifications used by the Borrower for Containers purchased for its own account for that category of Container and to any commonly applied standards promulgated by the International Organization for Standardization (ISO) and the International Convention for Safe Containers (CSC) as of the date of manufacture thereof, in all material respects including, without limitation, plating, maintenance, examination, re-examination and marking with re-examination dates of such Container (such examination, or re-examination, performed in accordance with the rules and regulations for the Safety Approval of Cargo Containers of the United States Department of Transportation);
(b)    Such Container shall comply with all of the Container Representations and Warranties;
(c)    The date of manufacture of such Container shall be after December 31, 2004;
(d)    The Borrower has good title to such Container and such Container shall not have suffered a Casualty Loss;
(e)    The Collateral Agent has a perfected first priority security interest in such Container and the proceeds thereof, prior to all Liens other than Permitted Liens;
(f)    Such Container shall be free and clear of all Liens except for Permitted Liens;
(g)    Such Container is a Standard Container;
(h)    If such Container is then subject to a Lease, such Lease shall (i) substantially contain the general trading terms the Borrower uses in the normal course of its business and (ii) have arisen in the ordinary course of the Borrower’s business;
(i)    Such Container is then not on lease to a Prohibited Person, or to the actual knowledge of a Senior Designated Officer of the Borrower, is not subleased to a Prohibited Person or located, operated or used in a Prohibited Jurisdiction unless it is used by the government of the United States or one of its allies or pursuant to a license granted by OFAC;
(j)    Such Container is in good repair and working order in a manner consistent with past practices, and all needful and proper repairs, replacements, additions and improvements thereto have been made as are necessary for the conduct of the Borrower’s business, and in order to maintain the such Container in accordance with manufacturer’s instructions and in as good an operating condition as when originally delivered, reasonable wear and tear and causes beyond the Borrower’s control excepted;
(k)    Such Container is used in accordance with good operating practices and complies with all loading limitations, handling procedures and operating instructions prescribed by the manufacturer which include, but are not limited to, the latest applicable regulations and recommendations of the International Organization of Standardization as well as any applicable local regulations; and
(l)    Such Container, if a refrigerated Container, when considered with all other refrigerated Containers included in the calculation of the Borrowing Base, shall not cause the sum of the Net Book Values of all Eligible Containers that are refrigerated Containers to exceed an amount equal to twenty-five percent (25%) of the Aggregate Net Book Value.
Eligible Investments. Book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form, which evidence:
(a)    direct obligations of, and obligations fully guaranteed as to the full and timely payment by, the United States of America;
(b)    demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any State thereof and subject to supervision and examination by Federal or State banking or depository institution authorities; provided, however, that at the time of the investment or contractual commitment to invest therein, the commercial paper or other short-term unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such depository institution or trust company) thereof shall be rated “A-1+” by S&P and “Prime‑1” by Moody’s;
(c)    commercial paper that, at the time of the investment or contractual commitment to invest therein, is rated “A-1+” by S&P and “Prime‑1” by Moody’s;
(d)    bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;
(e)    repurchase obligations with respect to any security pursuant to a written agreement that is a direct obligation of, or fully guaranteed as to the full and timely payment by, the United States of America or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with (i) a depository institution or trust company (acting as principal) described in clause (b) or (ii) a depository institution or trust company the deposits of which are insured by the Federal Deposit Insurance Corporation and whose commercial paper or other short-term unsecured debt obligations are rated “A-1+” by S&P and “Prime‑1” by Moody’s and long-term unsecured debt obligations are rated “AAA” by S&P and “Aaa” by Moody’s;
(f)    money market mutual funds registered under the Investment Company Act having a rating, at the time of such investment, from each of S&P and Moody’s in the highest investment category granted thereby; and
(g)    any other investment as may be acceptable to the Administrative Agent, as evidenced by the Administrative Agent’s prior written consent to that effect.
Embargoed Person. This term shall have the meaning ascribed thereto in Section 7.20(b).
Environmental Law. Any applicable local, state, federal, or other Laws in the United States of America, or any other Laws relating to the environment or natural resources or the regulation of releases or threatened releases of Hazardous Substances into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances, and all rules, orders and regulations currently promulgated thereunder.
Environmental Claim. Any and all administrative, regulatory or judicial actions, suits, orders, claims or proceedings under any Environmental Law or any permit issued under any such Environmental Law (for purposes of this definition, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Term Loan Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
ERISA Affiliate. Each trade or business, whether or not incorporated, which together with the Borrower or a Restricted Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code.
ERISA Event. Means: (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of Borrower or any of ERISA Affiliate from any Plan or Multiemployer Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the occurrence of a “prohibited transaction” with respect to which Borrower or any of its Restricted Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Borrower or any of its Restricted Subsidiaries could otherwise be liable.
EU Factor. This term shall have the meaning set forth in the definition of Weighted Average Age.
Eurodollar Market Index Rate. For any applicable period commencing on a Eurodollar Market Index Rate Determination Date and ending on the day immediately preceding the Eurodollar Market Index Rate Determination Date next succeeding that Eurodollar Market Index Rate Determination Date (such period shall be referred to as the “Eurodollar Market Index Advance Period”), the rate of interest per annum quoted on the display designated on that page of the Reuters reporting service, or similar service as determined by the Administrative Agent, that displays ICE Benchmark Administration Limited Interest Settlement Rates for Dollar deposits as of 11:00 a.m. (London time) two (2) Business Days prior to the applicable Eurodollar Market Index Rate Determination Date for a period comparable to that Eurodollar Market Index Advance Period; provided, however, that if no such quoted rate appears on that page, the rate used for that Eurodollar Market Index Advance Period shall be the rate of interest per annum determined by the Administrative Agent to be the rate at which Dollar deposits for that Eurodollar Market Index Advance Period are offered to the Administrative Agent as of 11:00 a.m. (London time) two (2) Business Days prior to that Eurodollar Market Index Rate Determination Date, for a period of one month. The Eurodollar Market Index Rate shall be adjusted for applicable reserve requirements.
Eurodollar Market Index Rate Determination Date. For each Eurodollar Market Index Rate Loan, the Drawdown Date for such Loan and the first Business Day of each calendar month thereafter.
Eurodollar Market Index Rate Loan. A Loan bearing interest calculated by reference to the Eurodollar Market Index Rate.
Eurodollar Reserve Percentage. This term has the meaning set forth in the definition of Adjusted LIBOR.
Event of Default. This term shall have the meaning set forth in Section 13.1. An Event of Default shall constitute an “Actionable Default” under the Securitization Intercreditor Agreement.
Executive Order. Executive Order 13224, signed by President George W. Bush on September 24, 2001.
Existing Yield. This term shall have the meaning set forth in Section 4.8(e)(vi).
Federal Bankruptcy Code. Title 11, United States Code as in effect from time to time (and any successor thereto).
Federal Funds Rate. The rate per annum (rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100%)) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent. If, for any reason, such rate is not available, then Federal Funds Rate shall mean a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York time). Rates for weekends or holidays shall be the same as the rate for the most immediate preceding Business Day.
Federal Reserve Bank. One of the twelve regional banks operated by the Federal Reserve System established by the Federal Reserve Act of 1913 to regulate the U.S. monetary and banking system.
Fee Letter. That certain fee letter, dated April 2, 2014 from the Lead Arranger and the Administrative Agent to the Borrower, and acknowledged by the Borrower, as amended, supplemented or otherwise modified in accordance with its terms.
Fees. The fees detailed in the Fee Letter.
Finance Lease. Any lease that is classified as a “direct financing lease” pursuant to GAAP.
Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by Section 4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. Section 1843).
Foreign Assets Control Regulations. The foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V), as amended.
GAAP or Generally Accepted Accounting Principles. Accounting principles utilized in the United States which are consistent with the principles promulgated or adopted from time to time by the Financial Accounting Standards Board, its committees and its predecessors, including applicable statements and interpretations issued by the American Institute of Certified Public Accounting or its committees.
Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.
Guaranty. This term shall have the meaning set forth in Section 11.6 hereof.
Hazardous Substances. Those substances or materials that are prohibited, limited or regulated by any Environmental Law.
Hedging Agreement. Any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option agreement, interest rate exchange agreement, forward currency exchange agreement, forward rate currency agreement, forward commodity contract, commodity swap, commodity option or other similar agreement or arrangement.
Incentive Arrangements. Any (a) earn-out agreements, (b) stock appreciation rights, (c) “phantom” stock plans, (d) employment agreements, (e) non-competition agreements and (f) incentive and bonus plans entered into by TAL Group or any of its Consolidated Subsidiaries for the benefit of, and in order to retain, executives, officers or employees of Persons or businesses.
Incremental Loan. This term shall have the meaning set forth in Section 4.7(e)(iv).
Indebtedness. As to any Person, without duplication, means: (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money; (ii) all obligations of such Person in respect of letters of credit, bankers’ acceptances, and bank guaranties issued for the account of such Person; (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v) or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of (x) the outstanding amount of such Indebtedness and (y) the fair market value of the property to which such Lien relates as determined in good faith by such Person); (iv) the aggregate amount of all Capitalized Lease obligations of such Person; (v) all Contingent Obligations of such Person; and (vi) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are either (x) not overdue by ninety (90) days or more or (y) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted).
Indemnitees. This term shall have the meaning set forth in Section 16.3(a).
Indenture Trustee. Any Indenture Trustee under any Master Indenture Document.
Independent Accountant. Any “Big 4” or other nationally or regionally recognized accounting firm that is reasonably acceptable to the Administrative Agent and that is independent with respect to TAL Group and its Subsidiaries within the meaning of the Securities Act of 1933, as amended, and the applicable published rules and regulations thereunder.
Initial Yield. This term shall have the meaning set forth in Section 4.8(e)(vi).
Intercompany Note. A promissory note evidencing intercompany loans (other than intercompany Indebtedness pursuant to the Master Indenture Documents or any other Permitted Securitization).
Interest Period. With respect to any LIBOR Loan, (i) in the case of a LIBOR Loan funded on the Closing Date, the period commencing on the Closing Date, and ending on the twentieth (20th) day of May 2014 (or, if such day is not a Business Day, the immediately succeeding Business Day), (ii) in the case of the LIBOR Loan funded on a Drawdown Date after the Closing Date, the period commencing on the Drawdown Date and ending on the twentieth (20th) day of the immediately succeeding month, and (iii) in all other cases with respect to any LIBOR Loan, the date that is either one, two or three months (as selected by the Borrower) after the date of the expiration of the immediately preceding Interest Period for such LIBOR Loan; provided that:
(a)    the Interest Period shall commence on the date of advance of or conversion to or continuation of any Loan;
(b)    if any Interest Period with respect to a Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
(c)    each principal installment of the Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Loans shall have an Interest Period determined as set forth above; and
(d)    no Interest Period shall extend beyond the Maturity Date.
Investments. Any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.
Laws. All international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, code and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
Lead Arranger. SunTrust Robinson Humphrey, Inc.
Lease. All leases or contracts for use or hire of an Eligible Container, chassis or other assets by a Lessee and Borrower, as lessor, including, without limitation, Finance Leases with respect to such Eligible Container.
Lender Affiliate. With respect to any Lender, an Affiliate of such Lender.
Lenders. SunTrust Bank and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to Article 15.
Lessee. Any obligor under a Lease.
Leverage Ratio. As of a date of determination, the ratio of (a) Consolidated Funded Debt, to (b) Consolidated Tangible Net Worth.
LIBOR. The rate of interest per annum determined on the basis of the rate for deposits in Dollars, in amounts substantially equal to the amount of the LIBOR Loan, for a period equal to the applicable Interest Period which appears on LIBOR01 of the Reuters Screen at approximately 11:00 a.m. (London time) two (2) LIBOR Business Days prior to the first day of the applicable Interest Period (or, in the case of the LIBOR Loan to be funded on the Closing Date, at 11:00 a.m. (London time) on the Closing Date) (rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100%)); provided, that in the event that no rate is available on LIBOR01 of the Reuters Screen corresponding to the length of such Interest Period, “LIBOR” shall be determined on an interpolated basis by the Administrative Agent. If, for any reason, such rate does not appear on LIBOR01 of the Reuters Screen (or other service utilized by the Administrative Agent) and is not available to the Administrative Agent pursuant to the proviso in the immediately preceding sentence, then LIBOR for any such Interest Period shall be the rate of interest per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at or about 10:00 a.m. (Atlanta, Georgia, time) two (2) Business Days prior to the first day of that Interest Period for a term comparable to that Interest Period.
LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England, or such other Eurodollar interbank market as may be selected by the Administrative Agent in its sole discretion acting in good faith.
LIBOR Loan. A Loan bearing interest calculated by reference to Adjusted LIBOR.
Lien. Any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or other), charge, preference, priority or other security agreement of any kind or nature whatsoever (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute (other than any unauthorized notice filing for which there is not otherwise any underlying Lien or obligation), and any lease having substantially the same effect as the foregoing).
Loan. A loan made by a Lender to the Borrower pursuant to Section 2.1 or Section 4.7 hereof, and all such loans collectively as the context requires.
Loan Documents. This Term Loan Agreement, the Notes, the Securitization Intercreditor Agreement, the Guaranty, the Fee Letter and the Security Documents.
Loan Party. This term is defined in Section 13.1(h).
Margin Stock. The term shall have the meaning provided in Regulation U.
Master Indenture. Each of (i) the Amended and Restated Indenture, dated as of April 22, 2006, between TAL Advantage I LLC and U.S. Bank National Association, as indenture trustee, (ii) the Indenture, dated as of March 27, 2008, between TAL Advantage II LLC and U.S. Bank National Association, as indenture trustee, (iii) the Indenture, dated as of October 23, 2009, between TAL Advantage III LLC, and Wells Fargo Bank, National Association, as indenture trustee, (iv) the Indenture, dated as of June 28, 2010, between TAL Advantage IV LLC, and Wells Fargo Bank, National Association, as indenture trustee, (v) the Indenture, dated as of July 27, 2012, between TAL Finance I, LLC, and Wells Fargo Bank, National Association, as indenture trustee; and (vi) the Indenture, dated as of February 27, 2013, between TAL Advantage V LLC and Wells Fargo Bank National Association, as Indenture Trustee.
Master Indenture Documents. Each Master Indenture and all other “Transaction Documents” (as such term is defined in any Master Indenture), in each case, as amended, supplemented, replaced, extended or otherwise modified from time to time.
Material Adverse Effect. With respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations and/or financial condition of the Borrower or of TAL Group and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or of TAL Group to perform any of their respective monetary obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.
Maturity Date. The date that is fifth (5th) anniversary of the Closing Date (or, if such day is not a Business Day, the next succeeding Business Day).
Maximum Facility Amount. Three Hundred Fifty Million Dollars ($350,000,000), subject to any increase pursuant to Section 4.7 hereof.
Moody’s. Moody’s Investor Service, Inc., or any successor thereto.
Multiemployer Plan. Any multiemployer plan, as defined in Section 4001(a)(3) of ERISA with respect to which the Borrower or any ERISA Affiliate shall have any liability.
Net Book Value. As of any date of determination, with respect to an Eligible Container, the amount equal to (a) the Original Equipment Cost thereof minus (b) the Accumulated Depreciation thereon measured as of the last day of the immediately preceding month.
Net Cash Sale Proceeds. In connection with any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents, net of (i) selling expenses, brokers’ fees and commissions, attorneys’ fees, accountants’ fees and similar fees and expenses, and (ii) other customary fees and expenses actually incurred in connection therewith.
Non-Defaulting Lenders. Any Lender that is not then classified as a Defaulting Lender.
Non-Excluded Taxes. Any taxes other than:
(a)    income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income of any Lender, the Collateral Agent or the Administrative Agent under the laws of the jurisdiction (or any political subdivision of taxing authority thereof or therein) in which such Lender, the Collateral Agent or the Administrative Agent is organized or in which the principal office or funding office of such Lender, the Collateral Agent or the Administrative Agent is located; and
(b)    any deduction, withholding or other imposition of taxes that arises as a result of a present or former connection between any Lender, the Collateral Agent or the Administrative Agent and the relevant jurisdiction imposing such tax, including carrying on business in, having a branch, agency or permanent establishment in, or being resident in such jurisdiction but excluding any such connection which arises solely as a result of such Lender, the Collateral Agent or the Administrative Agent having executed, performed its obligations under or received payment under any of the Loan Documents or otherwise solely by virtue of the Loan Documents.
Non-U.S. Lender. This term shall have the meaning set forth in Section 5.2(c).
Note. Any promissory note made by the Borrower and payable to the order of a Lender, substantially in the form of Exhibit C hereto, evidencing the Loans made by such Lender, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
Notice of Conversion/Continuation. This term has the meaning set forth in Section 4.2(a).
Obligations. All of the following:
(a)    any and all present and future payment obligations and liabilities of the Borrower of every type and description to the Administrative Agent, the Collateral Agent or any Lender, or any of their successors or permitted assigns pursuant to or arising under this Term Loan Agreement and the other Loan Documents, whether for principal, interest, fees, expenses or other amounts (including reasonable and documented attorneys’ fees and expenses) actually incurred, in each case whether due or not due, direct or indirect, joint or several, absolute or contingent, voluntary or involuntary, liquidated or unliquidated, determined or undetermined, now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, re-created or re-incurred, whether or not arising after the commencement of a proceeding under the Federal Bankruptcy Code (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding;
(b)    any and all reasonable sums incurred, paid or advanced by the Collateral Agent in order to protect or preserve the Collateral or to preserve or perfect the security interest of the Collateral Agent in the Collateral; and
(c)    in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of the Borrower referred to above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees actually incurred and court costs.
OFAC. The Office of Foreign Assets Control of the U.S. Department of the Treasury.
Original Equipment Cost. With respect to any Eligible Container, an amount equal to the sum of: (i) the vendor’s or manufacturer’s invoice price of such Eligible Container (such price not to exceed the unit price thereof as set forth in the related purchase order); plus (ii) reasonable and customary inspection, improvements, transport and initial positioning costs necessary to put such Eligible Container in service, such costs to be consistent in nature and amounts with the past practice of TAL Group.
Other Taxes. This term shall have the meaning set forth in Section 5.2(b)(ii).
Participant. This term shall have the meaning set forth in Section 15.4 hereof.
Participant Register. This term shall have the meaning set forth in Section 15.8 hereof.
Payment Date. With respect to any interest payment hereunder, each of the following:
(a) with respect to interest payments on any Base Rate Loan, the 20th day of the last calendar month during each calendar quarter (or, if such day is not a Business Day, the immediately succeeding Business Day);
(b) with respect to interest payments on any LIBOR Loan, the last day of the Interest Period applicable to that LIBOR Loan, respectively; provided, however, that if any Interest Period for a LIBOR Loan exceeds three months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be a Payment Date; and
(c) with respect to interest payments on any Eurodollar Market Index Rate Loan, the 20th day of each calendar month (or, if such day is not a Business Day, the immediately succeeding Business Day).
PBGC. The Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
Permitted Business. The purchase, operation, management, administration, storage, leasing, financing and sale of equipment and other capital assets which are used in connection with the transportation of freight and any activities that are substantially similar, related, complementary, ancillary or incidental thereto. Such equipment and other capital assets shall include, without limitation, Containers, intermodal container chassis, port equipment, harbor vessels, trucks, cranes and other equipment and other capital assets used in connection with the transportation of freight. The logistics business, management services business, the purchase and resale business, the static storage business, the finance lease business and all other businesses and activities engaged in by the Borrower or its Subsidiaries on the Closing Date, and any activities that are substantially similar, related, complementary, ancillary or incidental thereto or extensions thereof, are also deemed to be a Permitted Business. For the avoidance of doubt, all activities contemplated by the Master Indenture Documents and all activities related to a Permitted Securitization shall be deemed to be a Permitted Business hereunder. While the parties intend for this definition to be interpreted broadly, they agree, however, that the purchase, operation, storage, leasing, financing and sale of international container ships shall not be considered a Permitted Business hereunder.
Permitted Hedging Agreement. A Hedging Agreement to which the Borrower or any of its Restricted Subsidiaries is a party, designed to protect such Person against fluctuations in those interest rates, exchange rates, forward rates or commodity prices that normally arise in connection with such Person’s ordinary course of business or as otherwise required to be entered into by such Person pursuant to, and in accordance with, the terms of its financial arrangements, so long as the entering into of such Hedging Agreement is a bona fide hedging activity and is not for speculative purposes.
Permitted Indebtedness. This term shall have the meaning set forth in Section 9.4 hereof.
Permitted Liens. This term shall have the meaning set forth in Section 9.3 hereof.
Permitted Securitization. Each of (a) the transactions effected or to be effected from time to time pursuant to the Master Indenture Documents, and (b) any other transaction pursuant to which (i) the Borrower or any Restricted Subsidiary either (x) sells, conveys or otherwise transfers, or grants a security interest in, Containers or chassis, leases and other assets or (y) sells, conveys, issues or otherwise transfers or grants a security interest in a SUBI, in either case, to a Special Purpose Vehicle or any other Person (other than the Borrower or any of its Subsidiaries), (ii) such Special Purpose Vehicle or such other Person issues Indebtedness (or interests therein) that is secured by such Containers or chassis, leases and other assets (or by a SUBI), (iii) neither the Borrower nor any of its Restricted Subsidiaries (other than a Special Purpose Vehicle) has any obligation to maintain such Person’s financial condition or cause such Person to achieve certain levels of operating results (other than those related to or incidental to the relevant Permitted Securitization) and (iv) none of the holders of the related Indebtedness shall have recourse to the Borrower or any of its Restricted Subsidiaries (other than a Special Purpose Vehicle) for credit losses on leases or the inability of the Containers or chassis, in each case subject to the Permitted Securitization, to generate sufficient cash flow to repay such Indebtedness issued by such Person.
Permitted Transaction. Any of the following transactions:
(a)    any Permitted Securitization, including, without limitation, any sale, contribution or other transfer of Containers, chassis, leases and other assets in connection with a Permitted Securitization from time to time so long as no Default or Event of Default is then continuing (or would result from such sale, contribution or transfer of Containers, chassis, leases and other assets or a SUBI);
(b)    any Lease or Finance Lease entered into in the ordinary course of business;
(c)    any merger, consolidation, dissolution or liquidation of any Restricted Subsidiary of the Borrower with and into the Borrower (so long as the Borrower is the surviving corporation of such merger, consolidation, dissolution or liquidation);
(d)    any merger, consolidation, dissolution or liquidation of any Restricted Subsidiary of the Borrower with and into any other Restricted Subsidiary of the Borrower;
(e)    any sale, assignment, transfer, conveyance or other disposition of assets (other than assets included in the Collateral, except in accordance with Section 6.2 hereof) by the Borrower to any Restricted Subsidiary of the Borrower;
(f)    any sale, assignment, transfer, conveyance or other disposition of assets by any Restricted Subsidiary of the Borrower to the Borrower or any other Restricted Subsidiary of the Borrower;
(g)    any sale, assignment, transfer, conveyance or other disposition by the Borrower or any Restricted Subsidiary of the Borrower of any Cash Equivalents;
(h)    any disposition of used, obsolete, uneconomic, worn-out or surplus assets of the Borrower and its Restricted Subsidiaries in the ordinary course of business;
(i)    any sale, assignment, transfer, conveyance or other disposition by the Borrower or any Restricted Subsidiary of the Borrower of Containers, chassis or other assets to their respective Lessees in the ordinary course of business pursuant to a purchase option contained in any Lease with such Lessee that was originated in the ordinary course of business;
(j)    any other sale or disposition by the Borrower or any Restricted Subsidiary of the Borrower of Containers, chassis or other assets (including, without limitation, Eligible Containers) that will result in Net Cash Sale Proceeds of not less than the sum of the Net Book Values, determined in accordance with GAAP, of the Containers, chassis or other assets that were sold;
(k)    any sale, assignment, transfer, conveyance or other disposition of assets, other than Eligible Containers (except in accordance with Section 6.2 hereof), to a Lessee made in good faith in the Borrower’s or a Restricted Subsidiary’s ordinary course of business for the purpose of furthering the Borrower’s or such Restricted Subsidiary’s business relationship with such Lessee; and
(l)    any other arm’s length transaction with a Person that is not an Affiliate of the Borrower entered into in the ordinary course of business.
Person. An individual, any partnership, a corporation, a joint venture, a trust, an unincorporated organization, or a government or any agency or political subdivision thereof.
Plan. Any employee pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any of its ERISA Affiliates is an “employer” as defined in Section 3(5) of ERISA.
Post-Default Rate. In respect of any principal of any Loan or any other amount under this Term Loan Agreement or any other Loan Document a rate per annum equal to two percent (2%) per annum plus (a) with respect to the Base Rate Loans, the Base Rate plus the Applicable Margin set forth in clause (ii) of the definition thereof, (b) with respect to the Eurodollar Market Index Rate Loans, the Eurodollar Market Index Rate plus the Applicable Margin set forth in clause (i) of the definition thereof, (c) with respect to the LIBOR Loans, LIBOR plus the Applicable Margin set forth in clause (i) of the definition thereof, and (d) with respect to all other amounts or fees, the rate then payable for such amounts or fees.
Preferred Equity. With respect to the Capital Stock of any Person means Capital Stock of such Person (other than common stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Stock of any other class of such Person.
Prime Rate. The rate of interest per annum announced by the Administrative Agent as its prime lending rate, as in effect from time to time. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced by the Administrative Agent as its prime lending rate is a reference rate, and does not necessarily represent the lowest or best rate that the Administrative Agent actually charges or may charge any customer. Furthermore, the parties hereto acknowledge that the Administrative Agent may make commercial loans or other loans at interest rates at, above, or below its prime lending rate.
Principal Balance. With respect to any Note owned by a Lender as of any date of determination, an amount equal to the excess of (x) the initial principal amount of the Loan made by such Lender on the respective Drawdown Date, over (y) the aggregate amount of all principal payments (including principal prepayments) actually paid to such Lender on the Loans made by such Lender subsequent to such Drawdown Date.
Principal Payment Amount. Each required principal payment on the Notes on the dates and in the amounts set forth in Section 2.5, including any adjustment to such amounts made in connection with Section 4.3(c) or Section 4.7 hereof.
Principal Payment Date. Each date on which a principal payment on the Notes is required pursuant to Section 2.5.
Prior Loan Agreement. Each of the following: (i) the Term Loan Agreement, dated as of June 20, 2011, among the Borrower, the Administrative Agent and the lenders party thereto, and (ii) the Term Loan Agreement, dated as of December 3, 2012, among the Borrower, the Administrative Agent and the lenders party thereto.
Prohibited Jurisdiction. (a)    Any country, Person or vessel subject to a sanctions program identified on (A) the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Pages/default.aspx, or as otherwise published from time to time; or (B) (i) the sanctions list administered and updated from time to time by the European Union, the United Nations and all other applicable sanctions lists (the “EU/UN Sanctions List”), and (ii) without duplication of the clause (i), any Person organized under the laws of any of Cuba, Iran, Myanmar, Sudan, South Sudan, Syria or North Korea, until such countries are removed from the lists in clause (A).
Prohibited Person. Any Person that is: (i) that is subject to the provisions of the Executive Order; (ii) named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, the EU/UN Sanctions List (as such term is defined in the term “Sanctioned Person”) or as otherwise published from time to time as such program may be applicable to such agency, organization or person; (iii) (A) an agency of the government of a Prohibited Jurisdiction, (B) an organization directly or indirectly controlled by a Prohibited Jurisdiction, or (C) a person resident in a Prohibited Jurisdiction, to the extent subject to a sanctions program administered by OFAC, the European Union or the United Nations; or (iv) an Affiliate of or affiliated with a Person listed above.
Projections. TAL Group’s and the Borrower’s forecasted combined: (a) balance sheets and (b) profit and loss statements, all prepared on a basis consistent with the historical financial statements of TAL Group and the Borrower, respectively, together with appropriate supporting details and a statement of underlying assumptions.
Pro Rata. With respect to a Lender as of any date of determination, the percentage (carried out to the ninth decimal place) of the Principal Balance owing to such Lender at such time in relation to the then Aggregate Note Principal Balance.
Pro Rata Share. With respect to a Lender, the percentage derived for such Lender under the definition of “Pro Rata”.
Record. Any grid attached to a Note, or the continuation of any such grid, or any other similar record, including computer records, maintained by the Administrative Agent with respect to any Loan evidenced by such Note.
Refinance. In respect of any security or Indebtedness, means to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. Refinanced and Refinancing shall have correlative meanings.
Refinancing Indebtedness. Any Refinancing by the Borrower or any Restricted Subsidiary of the Borrower of Indebtedness permitted by or incurred in accordance with clause (a), (b), (e), (f), (g), (h), (i), (l), (n), (o) or (p) of Section 9.4, in each case that does not:
(a)    have an aggregate principal amount (or, if such Indebtedness is issued with original issue discount, an aggregate offering price) greater than the sum of (i) the aggregate principal amount of the Indebtedness being Refinanced (or, if such Indebtedness being Refinanced is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing plus (ii) the amount of fees, expenses, premium, defeasance costs and accrued but unpaid interest relating to the Refinancing of such Indebtedness being Refinanced; or
(b)    create Indebtedness with: (i) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (ii) a final maturity earlier than the final maturity of the Indebtedness being Refinanced.
Register. This term shall have the meaning set forth in Section 15.3.
Regulation T. Regulation T of the Board of Governors of the Federal Reserve System as from to time in effect and any successor to all or any portion thereof.
Regulation U. Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
Regulation X. Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.
Related Assets. With respect to any Container or chassis owned by any Person: (a) all of such Person’s right, title and interest in and to, but none of its obligations under, any agreement between such Person and the manufacturer of each such Container or chassis pursuant to which such Person acquired a Container or chassis from such manufacturer, and all amendments, additions and supplements hereafter made with respect thereto; (b) all of such Person’s right, title and interest in and to any Lease which such Container or chassis is subject to from time to time (to the extent that such Lease relates to such Container or chassis); (c) all right, title and interest of such Person in and to all payments, proceeds and other amounts in respect of such Container or chassis (or any Lease to which such Container or chassis is subject) which have accrued but have not been paid; and (d) all payments, proceeds and income of the foregoing or related thereto.
Related Parties. With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
Released Container. This term shall have the meaning set forth in Section 6.2.
Required Lenders. As of any date of determination, Lenders having Commitments in the aggregate of more than fifty percent (50%) of the Aggregate Commitments or, if the Commitments have expired or been terminated, Lenders holding in the aggregate more than fifty percent (50%) of the Aggregate Note Principal Balance; provided that the Commitment of, and the Principal Balance held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
Restricted Subsidiary. With respect to any Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary of such Person.
Returns. This term shall have the meaning set forth in Section 7.16.
Sanctions Laws. (1) U.S. sanctions laws including the Trading With The Enemy Act, the International Emergency, Economic Powers Act, the Iran Sanctions Act of 1996, as amended, the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, the National Defense Authorization Act of 2012 (including the Iran Freedom Counter-Proliferation Act), the Iran Threat Reduction and Syria Human Rights Act of 2012, the OFAC Sanctions Programs (including the U.S. Sanctions List) and (2) any other similar or equivalent applicable sanctions laws of the European Union, the United Nations or other jurisdiction, in each case, commonly observed by companies in the same industry as the Borrower.
SEC. The United States Securities and Exchange Commission.
Secured Creditors. This term shall have the meaning set forth in the Security Agreement.
Securitization Intercreditor Agreement. That certain intercreditor agreement among Borrower, TAL Advantage I LLC, a Delaware limited liability company, Fortis Capital Corp., a Connecticut corporation and the Indenture Trustee, dated as of April 22, 2006, as such agreement may be amended, modified, restated or supplemented from time to time in accordance with its terms.
Security Agreement. This term shall have the meaning set forth in Section 11.7.
Security Documents. The Security Agreement and other instruments and documents, including, without limitation, Uniform Commercial Code financing statements (or documents of similar import) required to be executed or delivered pursuant to any Security Document.
Senior Designated Officer. The Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of the Borrower.
Solvent. With respect to any Person on any date of determination, on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent liabilities and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
Special Purpose Vehicle. A corporation, partnership, trust, limited liability company or other entity that is formed by the Borrower or one of its Subsidiaries for the purpose of purchasing or financing assets of the Borrower and/or its Subsidiaries pursuant to any Permitted Securitization and that is designated as a “Special Purpose Vehicle” in a written notice delivered to the Administrative Agent by the Borrower.
Special Containers. All refrigerated containers (of a type not included in clause (ii) of the definition of Standard Containers), special purposes containers, open top containers, flat rack containers, bulk containers, high cube containers, cellular palletwide containers and all other types of containers other than Standard Containers and tank containers.
S&P. Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.
Standard Containers. All of the following: (i) 20’x8’ 6”, 40’x8’6” and 40’x9’6” dry cargo Containers, and (ii) subject to the limitations set forth herein, 20’x8’6”, 40’x8’6” and 40’x9’6” refrigerated Containers.
State. Any state of the United States of America.
Structuring Fee. This term shall have the meaning assigned thereto in the Fee Letter.
SUBI. A special unit of beneficial interest in a Trust. References to a SUBI shall be deemed to include, where applicable, references to one or more certificates representing such SUBI.
Subsidiary. With respect to any Person, any other Person more than 50% of whose Voting Stock is at the time owned by the designated Person directly or indirectly through one or more Subsidiaries of such designated Person and with respect to the Borrower, any Trust.
Substitute Container. This term shall have the meaning set forth in Section 6.2.
Systems/Organizational Establishment Expenses. The aggregate of all expenditures (whether paid in cash or accrued as liabilities) by TAL Group and the Consolidated Subsidiaries in establishing, implementing, integrating or replacing financial, information technology and other similar systems of TAL Group and its Consolidated Subsidiaries.
TAL Group. TAL International Group, Inc., a corporation organized under the laws of the State of Delaware and its successors and permitted assigns.
Term Loan Agreement. This Term Loan Agreement, dated as of April 2, 2014, among the Borrower, the Lenders and the Administrative Agent, including the Schedules and Exhibits hereto, as amended, supplemented or otherwise modified in accordance with the terms hereof.
Trading With the Enemy Act. The Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.
Trust. Any titling trust established by, or on behalf of, the Borrower in order to serve as the registered owner of chassis.
Type. As to all or any portion of any Loan, its nature as a Base Rate Loan, a LIBOR Loan, or a Eurodollar Market Index Rate Loan.
UCC. The Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.
Unrestricted Subsidiary. Any direct or indirect Subsidiary of TAL Group organized or acquired directly or indirectly by TAL Group after the Closing Date that substantially contemporaneously with such organization or acquisition is designated by TAL Group as an “Unrestricted Subsidiary” by written notice to the Administrative Agent; provided that such designation shall only be permitted if (x) no Default or Event of Default would be in existence following such designation and (y) TAL Group shall have delivered to the Administrative Agent projections demonstrating that TAL Group and its Subsidiaries are reasonably expected to be in compliance with the covenants set forth in Article X, after giving pro forma effect to such designation, as of the last day of the fiscal quarter immediately following such designation. As of the Closing Date, all of the Subsidiaries of the Borrower specified as such on Schedule 4 hereto shall be Restricted Subsidiaries, and, after the Closing Date, such Subsidiaries shall not be permitted to be designated as Unrestricted Subsidiaries.
USA PATRIOT Act. The USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.
Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right to so vote exists by reason of the happening of a contingency.
Weighted Average Age. A number of years determined pursuant to the following equation:

WAA =	Σ (Un x AAn x EUn)
Σ (Un x EUn)

where:

WAA =	Weighted Average Age
N =	Type of unit (which shall be determined by reference to the list below)
Un =	Number of Eligible Container units of type n
AAn =	Average age in years of Eligible Container units of type n (as determined from the date of the initial sale of such Eligible Container units by the manufacturer thereof)
EUn =	“EU Factor” for Eligible Container units of type n (which shall be determined by reference to the chart below)

For the purpose of the foregoing equation, the variable “n” shall be one of the following unit types: (i) 20DC; (ii) 40DC; (iii) 40HC; (iv) 45MC; (v) 20RF; (vi) 40HR; (vii) 40RF; (viii) GENS; (ix) 20FR; (x) 40FR; (xi) 20OT; (xii) 40OT; and (xiii) TANK.
The foregoing equation is intended to calculate the Weighted Average Age of the Eligible Containers. The calculation considers the year of manufacture for each unit, and by type of unit. In addition, the calculation treats each unit type by its EU Factor, as determined by the EU chart listed below. For the purpose of the foregoing equation, the variable “EUn” with respect to a particular unit type “n” shall be equal to the value set forth in the chart below under the heading “EU Factor” opposite the appropriate unit type “n”:

Unit Type	EU Factor
20DC	1.00
40DC	1.60
40HC	1.68
45MC	2.02
20RF	8.00
40HR	10.00
40RF	10.00
GENS	5.00
20FR	1.90
40FR	3.00
20OT	1.30
40OT	2.20
TANK	16.00

Weighted Average Life to Maturity. When applied to any Indebtedness at any date, means the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying:
(i)    the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by
(ii)    the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
Withdrawal Liability. Liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
1.2    Rules of Interpretation.
(a)    A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and, if a Loan Document, the terms of this Term Loan Agreement.
(b)    The singular includes the plural and the plural includes the singular.
(c)    A reference to any law includes any amendment or modification to such law.
(d)    A reference to any Person includes its successors and assigns, subject to any applicable restrictions on assignments set forth in this Term Loan Agreement.
(e)    Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.
(f)    The words “include”, “includes”, and “including” are not limiting.
(g)    All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the terms “instrument” and “chattel paper” being defined under Article 9 of the Uniform Commercial Code.
(h)    Reference to a particular Section refers to that section of this Term Loan Agreement unless otherwise indicated.
(i)    The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Term Loan Agreement as a whole and not to any particular section or subdivision of this Term Loan Agreement.
(j)    Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
(k)    This Term Loan Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.
(l)    This Term Loan Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent, the Collateral Agent, the Lenders and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Term Loan Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent, the Collateral Agent or any of the Lenders merely on account of the Administrative Agent’s, the Collateral Agent’s or any Lender’s involvement in the preparation of such documents.
(m)    A reference to the gender of any noun or pronoun includes the other genders.
(n)    Except when used in conjunction with the word “either”, the word “or” is always used inclusively (for example, the phrase “A or B” means “A or B or both A and B”, not “either A or B, but not both A and B”).
1.3    Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Term Loan Agreement shall have such meanings when used in each other Loan Document, notice and other communication delivered from time to time in connection with this Term Loan Agreement or any other Loan Document.
1.4    Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including computation of the financial ratios and covenants contained in Article X) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP.
ARTICLE II
COMMITMENTS OF LENDERS
2.1    Commitments to Make Loans. Subject to the terms and conditions of this Term Loan Agreement, each Lender severally agrees to make a single Loan to the Borrower on the Drawdown Date, in an aggregate principal amount equal to such Lender’s Commitment Percentage of the Aggregate Commitments; provided, that the sum of all Loans advanced by all Lenders under this Section 2.1 shall not exceed the lesser of (i) Maximum Facility Amount and (ii) the Borrowing Base.
2.2    Requests for Loans. Except as otherwise set in this Section 2.2, the Borrower shall give to the Administrative Agent irrevocable written Borrowing Request (or telephonic notice confirmed in a Borrowing Request) of its intention to obtain a Loan hereunder no later than 11:00 a.m. (New York time) at least (i) three (3) Business Days for a LIBOR Loan, and (ii) one (1) Business Day for a Base Rate Loan or a Eurodollar Market Index Rate Loan before the requested Drawdown Date for such Loan. A Borrowing Request received by the Administrative Agent after 11:00 a.m. (New York time) shall be deemed received on the next Business Day. Notwithstanding the foregoing, the Borrower may submit a Borrowing Request on the Closing Date to obtain a LIBOR Loan on such date.
2.3    The Notes. The Loans made by each Lender shall be evidenced by a separate Note, in a maximum principal amount equal to the principal amount of the Loan made by such Lender on the Drawdown Date. Borrower irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Drawdown Date of a Loan or at the time of receipt of its Pro Rata Share of any Principal Payment Amount, an appropriate notation on such Note reflecting the making of such Loan or (as the case may be) the receipt of such Pro Rata Share of a Principal Payment Amount. The outstanding amount of the Loan set forth on any Note shall be prima facie evidence absent manifest error of the Principal Balance thereof, but the failure to record, or any error in so recording, any such Pro Rata Share of a Principal Payment Amount on such Lender’s Note shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due. Additionally, the outstanding amount of each Loan as set forth in the records, including computer records, of the applicable Lender shall be prima facie evidence absent manifest error of the Principal Balance thereof.
2.4    Termination of Commitments. Each Lender Commitment shall immediately terminate after the occurrence of the Drawdown Date.
2.5    Repayment of Loans. The Principal Balance of all Loans shall be payable in twenty (20) quarterly installments consisting of (i) nineteen (19) quarterly installments, commencing on June 20, 2014, each in an amount equal to one and three quarters of one percent (1.75%) of the Aggregate Note Principal Balance on the Closing Date (calculated after giving effect to the funding on such date) and continuing on the twentieth (20th) day (or if such day is not a Business Day, the next succeeding Business Day) of the last month of each calendar quarter thereafter through and including December 20, 2018 and (ii) one installment payable on the Maturity Date in an amount equal to sixty six and three quarters of one percent (66 ¾%) of the Aggregate Note Principal Balance on the Closing Date (calculated after giving effect to the funding on such date). The amount of each such Principal Payment Amount may be (i) increased in accordance with the provisions of Section 4.7 and (ii) adjusted from time to time in accordance with the provisions of Section 4.3(c) hereof.
The then unpaid Principal Balance of, and all accrued interest and other amounts owing on, or with respect to, all Notes shall be payable in full on the earlier to occur of (a) the Maturity Date and (b) the date on which the Loans have been declared due and payable in accordance with the provisions of Section 13.1 hereof.
2.6    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to a Drawdown Date that such Lender will not make available to the Administrative Agent such Lender’s Loan on such Drawdown Date, the Administrative Agent may assume that such Lender has made such Loan available on such date in accordance with Section 2.1, and may, in reliance upon such assumption but is under no obligation to, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to, but excluding, the date of payment to the Administrative Agent, at, in the case of a payment to be made by such Lender, an interest rate (and with an additional administrative fee) determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender pays its Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan.
2.7    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for a Loan to be made by such Lender as provided in the provisions of this Term Loan Agreement, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to such Loan set forth in Article XI and Article XII are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
2.8    Obligations of Lenders Several. The obligations of each Lender hereunder to make Loans and to make payments pursuant to this Term Loan Agreement are several and not joint. The failure of any Lender to make Loans or to make any payment under this Term Loan Agreement on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make Loans or to make any payment under this Term Loan Agreement.
2.9    Term Loan Facility. The credit facility evidenced by this Term Loan Agreement is a term loan facility. Accordingly, the Borrower will not have the right to reborrow any amounts repaid to the Lenders in accordance with the terms of this Term Loan Agreement.
ARTICLE III
DEFAULTING LENDERS
3.1    Defaulting Lenders
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Term Loan Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Term Loan Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 17.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Term Loan Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Term Loan Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Term Loan Agreement; and fifth to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Article XII were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their respective Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 3.1(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. No Defaulting Lender shall be entitled to receive any Unused Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE IV
PROVISIONS APPLICABLE TO ALL LOANS
4.1    Interest on the Loans.
(a)    Subject to the provisions of this Term Loan Agreement, including Sections 4.2, the Aggregate Note Principal Balance (or any portion thereof) shall bear interest at (i) with respect to Base Rate Loans, the Base Rate plus the Applicable Margin for Base Rate Loans, (ii) with respect to the Eurodollar Market Index Rate Loans, the Eurodollar Market Index Rate plus the Applicable Margin for Eurodollar Market Index Rate Loans, or (iii) with respect to LIBOR Loans, Adjusted LIBOR plus the Applicable Margin for LIBOR Loans. The Borrower shall request the rate of interest and Interest Period, if any, applicable to any Loan at the time such Loan is requested pursuant to Section 2.2 or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2 hereof.
(b)    The Borrower promises to pay interest in arrears on all Loans, or any unpaid portion thereof, on each applicable Payment Date.
(c)    In no event shall the interest charged with respect to a Loan exceed the maximum amount permitted by applicable law. If at any time the interest rate charged with respect to a Loan exceeds the maximum rate permitted by applicable law, the rate of interest to accrue pursuant to such Loan shall be limited to the maximum rate permitted by applicable law.
(d)    Upon the occurrence and continuance of any Event of Default, at the option of the Required Lenders, all Loans, any fee, or any other amount payable hereunder shall bear interest at a rate per annum equal to the Post-Default Rate, in each case from the date of that Event of Default that such amount is paid in full (as well after as before judgment).
4.2    Notice and Manner of Conversion or Continuation of Loans.
(a)    Provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option, upon the expiration of any Interest Period (if applicable), to (i) convert all or any part of its outstanding Loans into Loans of a different Type on such date or dates and in such minimum amounts as the Borrower, the Administrative Agent and the Lenders shall mutually agree upon or as set forth in a Borrowing Request, and (ii) continue LIBOR Loans for the same or a different Interest Period. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. (New York time) three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any Eurodollar Market Index Rate Loan or LIBOR Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued Eurodollar Market Index Rate Loan or LIBOR Loans. If the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans and Eurodollar Market Index Rate Loans. If the Borrower requests conversion to or continuation of a LIBOR Loan or a Eurodollar Market Index Rate Loan but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)    Except as otherwise provided herein, a LIBOR Loan or Eurodollar Market Index Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Loan or Eurodollar Market Index Rate Loan (as applicable). During the existence of an Event of Default, no Loans may be requested as, converted to or continued as, LIBOR Loans or Eurodollar Market Index Rate Loans without the consent of the Required Lenders.
(c)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Loans and Eurodollar Market Index Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Prime Rate used in determining the Base Rate promptly following the public announcement of such change.
4.3    Prepayment of Loans.
(a)    Optional Prepayments. The Borrower shall have the right at any time to prepay the Notes, in whole or in part, upon delivery of written notice to the Administrative Agent not later than 1:00 p.m. (New York time) on the third (3rd) Business Day prior to such prepayment, by paying an amount equal to the principal balance prepaid, and all accrued interest and other amounts owing on, or with respect thereto; provided, that (a) each partial prepayment shall be in the principal amount of $1,000,000 or multiples of $500,000 in excess thereof and (b) in the event that any LIBOR Loan or Eurodollar Market Index Rate Loan is prepaid at any time other than the end of an Interest Period applicable thereto (a “Breakage Prepayment”), the Borrower shall pay, upon demand, to the Administrative Agent for the benefit of each Lender receiving any such Breakage Prepayment an amount equal to such Lender’s Breakage Cost in accordance with Section 5.7(c).
(b)    Mandatory Prepayments. On the Principal Payment Date immediately following (x) receipt by the Borrower of Net Cash Sale Proceeds from any Asset Sale with respect to one or more Eligible Containers, or (y) the occurrence of a Casualty Loss with respect to one or more Eligible Containers, the Borrower shall pay to the Administrative Agent, for the accounts of the Lenders, an amount equal to the product of (x) eighty two and one half of one percent (82.5%) and (y) the sum of the Net Book Values (as of the most recent date of determination) of the Eligible Containers subject to such Asset Sale and/or Casualty Loss; provided, however, that the Borrower may, so long as no Event of Default is then continuing, defer such prepayment until the earlier to occur of (x) the immediately following Principal Payment Date and (y) the date on which the aggregate amount of the required prepayment (including any deferred payment from prior Principal Payment Dates) exceeds in aggregate an amount equal to the product of (i) 1% and (ii) the Aggregate Note Principal Balance on the Closing Date. Notwithstanding the foregoing, Borrower may, so long as no Event of Default shall be continuing, elect to reduce any prepayment which would otherwise be payable pursuant to this provision by substituting new Eligible Containers for the Eligible Containers subject of such Asset Sale or Casualty Loss in accordance with the procedures, and subject to the limitations, set forth in Section 6.2.
(c)    Application of Prepayments. Any prepayment of principal of a Loan shall include all interest accrued to the date of prepayment. Each such prepayment shall be applied to reduce all remaining scheduled Principal Payment Amounts (including the Principal Payment Amount due on the Maturity Date) in reverse order of maturity and to reduce the outstanding Principal Balances of the Notes of each Lender in accordance with such Lender’s Pro Rata Share of the aggregate prepayment amount. The Administrative Agent will promptly notify each Lender of its receipt of any notice of prepayment, and of the amount of such Lender’s prepayment. Unless otherwise specified by the Borrower, each prepayment received by a Lender shall be applied first to repay in full all Base Rate Loans, then to prepay in full all Eurodollar Market Index Rate Loans and then to prepay all LIBOR Loans.
4.4    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption but shall have no obligation to, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender with respect to any amount owing under this Section 4.4 shall be conclusive, absent manifest error.
4.5    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or and accrued interest thereon greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with each Lender’s Pro Rata Share; provided, that:
(a)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b)    the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Term Loan Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in Loans to any assignee or participant, other than to the Borrower or any of its Affiliates (as to which the provisions of this Section shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
4.6    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
4.7    Increase in Facility.
(a)    Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which notice shall be promptly sent by the Administrative Agent to each of the Lenders), the Borrower may during the period from (but excluding) the Closing Date to the date that is the two year anniversary of the Closing Date on not more than two occasions, request an increase in the Loans to be funded pursuant to the terms of this Term Loan Agreement by a total aggregate amount for all such increases not exceeding One Hundred Million Dollars ($100,000,000); provided that such request for an increase shall be in a minimum amount of Ten Million Dollars ($10,000,000). At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders). All such increased Loans shall have an amortization profile that is equivalent to the existing Loans under this Term Loan Agreement, and a maturity date that is co-terminous with the Maturity Date.
(b)    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees, in its sole discretion, to increase its Loans and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Lender's Pro Rata Share) of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Loans.
(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders' responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
(d)    Effective Date and Allocations. If the Loans are increased in accordance with this Section 4.7, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. As of the Increase Effective Date, the principal amortization profile for the Loans set forth in Section 2.5 shall be amended to increase the then remaining unpaid installments of principal by an aggregate amount equal to the additional Loans being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Increase Effective Date. If any Loan made pursuant to an increase made in accordance with this Section 4.7 shall bear interest at a rate per annum that exceeds the rate of interest on any Loan made available to the Borrower prior to any such Increase (a “Prior Loan”) by more than one half of one percent (0.50%) per annum, then the Applicable Margin with respect to all Prior Loans shall be increased to an amount sufficient to cause that Prior Loan to bear interest at a rate equal to the rate of interest borne by that New Loan minus one half of one percent (0.50%) per annum. Any amendment to the Term Loan Agreement to implement any of the foregoing changes in principal amortization and/or Applicable Margin may be signed by the Administrative Agent on behalf of the Lenders.
(e)    Conditions to Effectiveness of Increase. As conditions precedent to such increase, each of the following must be satisfied:
(i)    the Borrower shall have delivered to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (x) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (y) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VII and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 4.7(e), the representations and warranties contained in Section 7.9(b) and (c) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 8.1(a) and (b), (B) no Default or Event of Default exists and the conditions set forth in Article XII are fulfilled with respect to such Incremental Loan and (C) demonstrating that, after giving effect to all such incremental Loans, TAL Group and its Consolidated Subsidiaries shall be in pro-forma compliance with all of the covenants set forth in Article X;
(ii)    the Borrower shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent in connection with and at the time of any such proposed increase;
(iii)    since the date of the most recent audited financial statements of the TAL Group delivered pursuant to Section 8.1(b), there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;
(iv)    any incremental Loan made pursuant to this Section 4.7 (each, an “Incremental Loan”) shall have a maturity date no earlier than the Maturity Date and shall have a Weighted Average Life to Maturity no shorter than that of the existing Loans;
(v)    if the Initial Yield applicable to any such Incremental Loans exceeds by more than 0.50% per annum the Applicable Margin then in effect for Base Rate Loans, LIBOR Rate Loans or Eurodollar Market Index Rate Loans, as applicable (the “Existing Yield”), then the Applicable Margin of the existing Term Loans shall increase by an amount equal to the difference between the Initial Yield and the Existing Yield (less 0.50%); for the purposes of this provision, the term “Initial Yield” shall mean, with respect to Incremental Loans, the amount (as determined by the Administrative Agent) equal to the margin above the Base Rate, LIBOR or Eurodollar Market Index Rate, as the case may be, applicable to such Incremental Loans;
(vi)    the Borrower and/or the Guarantor shall, on or prior to the date any such Incremental Loan is advanced to the Borrower, add Eligible Containers to the existing pool of Collateral having an aggregate Net Book Value in an amount required to prevent the existing Lenders’ Effective Advance Rate from increasing upon the making of such Incremental Loan. For the purposes of this provision, the term “Effective Advance Rate” shall mean a percentage determined by dividing (x) the outstanding principal balance of the Loans of all Lenders (excluding the principal balance of the proposed Incremental Loan) immediately prior to the making of such Incremental Loan, by (y) the Net Book Value of all Eligible Containers immediately prior to the making of such Incremental Loan (but excluding any Eligible Containers added (or to be added) to the existing pool of Collateral by the Borrower and/or the Guarantor in accordance with the requirements of this clause (vi) in connection with the making of such Incremental Loan); and
(vii)    any collateral securing any such Incremental Loans shall also secure all other Obligations on a pari passu basis.
(f)    Additional Applicable Provisions. Any Incremental Loans shall be advanced by the Lenders participating therein pursuant to the procedures set forth in Section 2.1 and 2.2.
(g)    Amendment of Schedule 1. Upon the effectiveness of any increase in the Loans pursuant to this Section 4.7, the Commitment and Commitment Percentage of each Lender will be adjusted to give effect to the incremental Loans, and Schedule 1 hereto shall automatically be deemed amended accordingly.
ARTICLE V
CERTAIN GENERAL PROVISIONS
5.1    Fees.
(d)    Structuring Fee. The Borrower shall pay to the Lead Arranger for its own account the structuring fee specified in the Fee Letter in the amount and at the times so specified. Such structuring fee shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(e)    Administrative Agent Fees. The Borrower shall pay to the Administrative Agent for its own account the Fees specified in the Fee Letter in the amount and at the times so specified. Such Fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
5.2    Funds for Payments.
(d)    Payments to Administrative Agent. All payments of principal, interest, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the accounts of the Lenders and the Administrative Agent, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate in writing to the Borrower, in each case at or about 11:00 a.m. (New York time or other local time at the place of payment) and in immediately available funds.
(e)    No Offset, Etc.
(i)    Subject to Sections 5.2(c) and 5.2(d), all payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes (including interest, penalties and additions to tax), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any Non-Excluded Taxes are imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Administrative Agent, for the account of the Lenders or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such Non-Excluded Taxes been imposed upon the Borrower. The Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower under such other Loan Document.
(ii)    In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder (“Other Taxes”).
(iii)    Subject to Section 5.2(c), the Borrower agrees to indemnify the Lenders and the Administrative Agent for the full amount of Non-Excluded Taxes (including additional amounts with respect thereto) and Other Taxes, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, that the Lenders or the Administrative Agent, as the case may be, shall have provided the Borrower with evidence, reasonably satisfactory to the Borrower, of payment of Non-Excluded Taxes or Other Taxes, as the case may be.
(iv)    Any Lender or the Administrative Agent that becomes entitled to the payment of additional amounts pursuant to Sections 5.2.(b)(i) and (ii) or indemnification pursuant to Section 5.2(b)(iii) shall use reasonable efforts (consistent with applicable law) to file any document reasonably requested by the Borrower or, if a Lender, to change the jurisdiction of its applicable lending office if the making of such a filing or change of office, as the case may be, would avoid the need for or reduce the amount of any payment of such additional amounts or indemnification that may thereafter accrue and would not, in the reasonable good faith determination of such Lender or the Administrative Agent, as applicable, be disadvantageous to it.
(v)    If a Lender or the Administrative Agent receives any refund with respect to taxes for which the Borrower has paid any additional amounts pursuant to Sections 5.2(b)(i) or (ii), then such Lender or the Administrative Agent, as applicable, shall promptly pay to the Borrower the portion of the sum of such refund and any interest received with respect thereto as it determines, in its reasonable, good faith judgment, will leave it, after such payment, in no better or worse financial position than it would have been absent the imposition of such taxes and the payment of such additional amounts pursuant to Sections 5.2(b)(i) or (ii); provided, however, that (i) the Borrower agrees to promptly return any amount paid to the Borrower pursuant to this Section 5.2(b)(v) upon notice from such Lender or the Administrative Agent, as applicable, that such refund or any portion thereof is required to be repaid to the relevant taxing authority, (ii) nothing in this Section 5.2(b)(v) shall require a Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns), and (iii) no Lender shall be required to pay any amounts pursuant to this Section 5.2(b)(v) at any time when an Event of Default exists; provided, that upon such Event of Default ceasing to exist, all such amounts that would otherwise be required to be paid pursuant to this Section 5.2(b)(v) but for the effect of this clause (iii) shall be promptly so paid.
(vi)    If the Borrower determines in good faith that a reasonable basis exists for contesting any Non-Excluded Taxes or Other Taxes for which additional amounts have been paid pursuant to Sections 5.2.(b)(i) or (ii), the relevant Lender or Administrative Agent (to the extent such Person reasonably determines in good faith that it will not suffer any adverse effect as a result thereof) shall cooperate with the Borrower in challenging such Non-Excluded Taxes or Other Taxes, at the Borrower’s expense, if so requested by the Borrower in writing.
(f)    Non-U.S. Lenders. Each Lender that is not a U.S. Person as defined in Section 7701(a)(30) of the Code for U.S. federal income tax purposes (a “Non-U.S. Lender”) hereby agrees that it shall, prior to the date of the first payment by the Borrower hereunder to be made to such Lender or for such Lender’s account (and thereafter when required to the extent it is legally entitled to do so), deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as and when required by the Code, including (i) two (2) duly completed copies of Internal Revenue Service Form W-8BEN or Form W‑8ECI and any other certificate or statement of exemption required by the Code, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender establishing that with respect to payments of principal, interest or fees hereunder it is (A) not subject to United States federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender of a trade or business in the United States or (B) totally exempt from United States federal withholding tax under a provision of an applicable tax treaty or (ii) in the case of a Non-U.S. Lender that is not legally entitled to deliver the forms specified in clause (i) and that is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, a certificate in form and substance reasonably satisfactory to the Borrower and to the effect that (A) such Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (B) is not a ten percent (10%) shareholder for purposes of Section 881(c)(3)(B) of the Code and (C) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code, together with a properly completed Internal Revenue Service Form W-8BEN. Each Lender agrees that it shall, promptly upon a change of its Applicable Lending Office or the selection of any additional Applicable Lending Office, to the extent the forms previously delivered by it pursuant to this section are no longer effective, and promptly upon the Borrower’s or the Administrative Agent’s reasonable request after the occurrence of any other event (including the passage of time) requiring the delivery of a Form W-8BEN or Form W-8ECI in addition to or in replacement of the forms previously delivered, deliver to the Borrower and the Administrative Agent, if and to the extent it is properly entitled to do so, a properly completed and executed Form W-8BEN or Form W‑8ECI, as applicable (or any successor forms thereto). For any period with respect to which such Lender has failed to provide the Borrower with the appropriate, complete and accurate form or other relevant document pursuant to this Section 5.2(c) establishing a complete exemption from U.S. federal withholding tax (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to any “gross-up” of taxes or indemnification under Section 5.2(b) with respect to Non-Excluded Taxes or Other Taxes imposed by the United States; provided, however, that should such a Lender, which is otherwise exempt from a withholding tax, become subject to Non-Excluded Taxes or Other Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request, at such Lender’s expense, to assist such Lender to recover such Non-Excluded Taxes or Other Taxes.
(g)    Each Non-U.S. Lender, on or prior to the date on which such Person becomes a Lender hereunder, prior to the expiration or obsolescence thereof, and from time to time thereafter either upon the request of the Borrower, or upon the expiration or obsolescence of any previously delivered documentation, shall furnish the Borrower (with a copy to the Administrative Agent) with any documentation that is required under the U.S. Internal Revenue Code or applicable Treasury regulations to enable the Borrower to determine its duties and liabilities with respect to any taxes it may be required to withhold in respect of Section 1471 or 1472 of the Internal Revenue Code. In the event that either (i) the documentation required to be delivered pursuant to the immediately preceding sentence fails to establish a complete exemption from withholding of amounts under Section 1471 and 1472 or (ii) no such required documentation is delivered, the Borrower shall not be obliged to pay any additional amounts to any Lender pursuant to this Section 5.2 in respect of any such withholding imposed under Sections 1471 or 1472.
5.3    Computations. All computations of interest, except in respect of the Prime Rate, shall be based on a 360-day year and paid for the actual number of days elapsed. All computations of interest in respect of the Prime Rate, shall be based on a 365-day or 366-day year, as applicable, and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Principal Balance of any Note, as reflected on the records of the related Lender, shall, absent manifest error, be considered correct and binding on the Borrower.
5.4    Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any LIBOR Loan or Eurodollar Market Index Rate Loan,
(i)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR or the Eurodollar Market Index Rate, as the case may be, for such Interest Period, or
(ii)    the Administrative Agent shall have received notice from the Required Lenders that LIBOR or Eurodollar Market Index Rate, as the case may be, does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) LIBOR Loans or Eurodollar Market Index Rate Loans, as the case may be, for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. In the case of LIBOR Loans or Eurodollar Market Index Rate Loans, as the case may be, until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make LIBOR Loans or Eurodollar Market Index Rate Loans, as the case may be, or to continue or convert outstanding Loans as or into LIBOR Loans or Eurodollar Market Index Rate Loans, as the case may be, shall be suspended and (ii) all such affected LIBOR Loans or Eurodollar Market Index Rate Loans, as the case may be, shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such LIBOR Loans or Eurodollar Market Index Rate Loans, as the case may be, in accordance with this Term Loan Agreement. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any LIBOR Loan or Eurodollar Market Index Rate Loan for which a Borrowing Request has previously been given that it elects not to borrow on such date, then such Loan shall be made as a Base Rate Loan.
5.5    Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any LIBOR Loan or Eurodollar Market Index Rate Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make LIBOR Loans or Eurodollar Market Index Rate Loans, as the case may be, or to continue or convert outstanding Loans as or into LIBOR Loans or Eurodollar Market Index Rate Loans, as the case may be, shall be suspended. In the case of the making of a LIBOR Loan or Eurodollar Market Index Rate Loans, as the case may be, such Lender’s LIBOR Loan or Eurodollar Market Index Rate Loans, as the case may be, shall be made as a Base Rate Loan as part of the same Loan for the same Interest Period and if the affected LIBOR Loan or Eurodollar Market Index Rate Loans, as the case may be, is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such LIBOR Loan or Eurodollar Market Index Rate Loans, as the case may be, if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such LIBOR Loan or Eurodollar Market Index Rate Loans, as the case may be, to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
5.6    Increased Costs.
(h)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the LIBOR or Eurodollar Market Index Rate Loans, as the case may be, hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR or Eurodollar Market Index Rate Loans, as the case may be); or
(ii)    impose on any Lender or the eurodollar interbank market any other condition affecting this Term Loan Agreement or any LIBOR Loans or Eurodollar Market Index Rate Loans, as the case may be, made by such Lender;
and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a LIBOR Loan or Eurodollar Market Index Rate Loans, as the case may be, or to increase the cost to such Lender or to reduce the amount received or receivable by such Lender (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five (5) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender for such additional costs incurred or reduction suffered.
(i)    If any Lender shall have determined that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of such Lender’s parent corporation) as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Lender’s parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s parent corporation for any such reduction suffered.
(j)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section 5.6 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender such amount or amounts within ten (10) days after receipt thereof.
(k)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.6 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that the Borrower shall not be under any obligation to compensate any Lender under this Section 5.6 with respect to any period prior to the date that is one hundred twenty (120) days prior to such demand; provided, further, that if the circumstance giving rise to such demand for compensation is retroactive, then such 120-day period referred to above shall be extended to include the retroactive effect thereof.
5.7    Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the Principal Payment Amount of or any interest on any LIBOR Loan or Eurodollar Market Index Rate Loan as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its LIBOR Loans or Eurodollar Market Index Rate Loans, (b) default by the Borrower in making a borrowing after the Borrower has given (or is deemed to have given) a Borrowing Request or the conversion of a Loan to a LIBOR Loan or Eurodollar Market Index Rate Loan, or (c) the making of any payment of a LIBOR Loan or Eurodollar Market Index Rate Loan that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans.
ARTICLE VI
COLLATERAL SECURITY
6.1    Security of Borrower. In accordance with the Security Documents, the Obligations shall at all times be secured by a perfected first priority security interest (subject only to Permitted Liens) in the Collateral specified in the Security Documents, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents.
6.2    Substitution of Collateral. The Borrower may, from time to time, replace any Eligible Container included in the Collateral (each, a “Released Container”) with a replacement Container (each, a “Substitute Container”), provided that (A) all of the following conditions are met in connection with such substitution and (B) to the extent any such condition is measured at the end of a calendar quarter, all Containers released or added, as applicable, within such calendar quarter shall be considered on an aggregate basis in determining whether such condition has been satisfied:
(i)    each Substitute Container is an Eligible Container;
(ii)    no Event of Default exists on the date of release of any Released Container or will exist giving effect thereto;
(iii)    on the date of such substitution, such Substitute Container(s) delivered on such date are comparable to the Released Containers released on such date; that is the Substitute Container(s) are of the same or functionally similar type (e.g., dry cargo containers substituted for dry cargo containers and refrigerated containers substituted for refrigerated containers) as, and having Net Book Values not less than the Net Book Values of, the Released Containers, and which are not otherwise selected by the Borrower using any materially adverse selection criteria; and
(iv)    the sum of the Net Book Values of all Substitute Containers that have been substituted for Released Containers since the Closing Date does not, without the prior written consent of the Required Lenders (such consent to not be unreasonably withheld), exceed an amount equal to either (1) during any 12-month period, five percent (5%) of the Aggregate Note Principal Balance on the Closing Date or (2) during the term of this Term Loan Agreement, twenty percent (20%) of the Aggregate Note Principal Balance on the Closing Date.
The Substitute Container(s) and all the Related Assets shall become Collateral subject to this Term Loan Agreement and the Security Agreement and the security interest granted to the Collateral Agent pursuant to the Security Documents. The Borrower shall take all necessary action, and any action that the Collateral Agent reasonably determines is advisable, to protect and perfect the Collateral Agent’s Lien in the Substitute Container(s). Upon the Collateral Agent’s obtaining a first priority perfected Lien in the Substitute Container(s), the Collateral Agent shall release its Lien in each Released Container and all the Related Assets.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders to enter into this Term Loan Agreement and to make Loans as provided for herein, the Borrower makes the following representations, warranties and agreements with the Administrative Agent and Lenders, all of which shall survive the execution and delivery of this Term Loan Agreement and the making of Loans. Such representations and warranties shall be made on the Closing Date and each Drawdown Date:
7.1    Company Status. The Borrower and each of its Restricted Subsidiaries (a) is a duly organized and validly existing Company in good standing (or its equivalent) under the laws of the jurisdiction of its organization except where the failure to be so duly organized, validly existing and in good standing, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) has the Company power and authority to own its property and assets and to transact the business in which it is presently engaged, except where the failure to have such power and authority, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (c) is duly qualified and is authorized to do business and is in good standing (or its equivalent) in all jurisdictions where it is required to be so qualified (or its equivalent) and where the failure to be so qualified, authorized or in good standing, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
7.2    Company Power and Authority. The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. The Borrower has duly executed and delivered each Loan Document to which it is a party, and each such Loan Document constitutes the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
7.3    No Violation. Neither the execution, delivery or performance by the Borrower of any of the Loan Documents to which it is a party, nor the compliance by the Borrower with any terms and provisions thereof, nor the consummation of the transactions contemplated herein or therein, will (a) contravene any provision of any applicable law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, to the extent that a Material Adverse Effect could be reasonably expected to result therefrom, (b) conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Restricted Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, term loan agreement or any other agreement, contract or instrument to which the Borrower or any of its Restricted Subsidiaries is a party or by which it or any of its material property or assets are bound or to which it may be subject which could reasonably be expected to have a Material Adverse Effect, or (c) violate any material provision of the certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of limited liability company, limited liability company agreement or equivalent organizational document, as the case may be, of Borrower or any of its Restricted Subsidiaries.
7.4    Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened in writing with respect to (a) any Loan Document or (b) any other matter could reasonably be expected to have a Material Adverse Effect.
7.5    Margin Regulations. No part of any Loan (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.
7.6    Governmental Approvals. Except as may have been obtained or made on or prior to the Closing Date (and which remain in full force and effect on the Closing Date), no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any domestic or foreign governmental or public body or authority or any subdivision thereof, is required to authorize, in respect of the Borrower, or is required to be obtained by the Borrower in connection with (a) the execution, delivery and performance by the Borrower of any Loan Document or (b) the legality, validity, binding effect or enforceability of any Loan Document with respect to Borrower, in each case, except for (i) the filing of any Security Documents and (ii) such failure of which to make or obtain, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
7.7    Investment Company Act. Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
7.8    True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower or any of its Restricted Subsidiaries in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Term Loan Agreement is, and all other such factual information (taken as a whole) hereafter furnished by, or on behalf of, the Borrower or any of its Restricted Subsidiaries in writing to the Administrative Agent or any Lender in connection with this Term Loan Agreement will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided; provided, however, that to the extent that any such information was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized assumptions believed by its management to be reasonable at the time made in the preparation of such information (it being understood by the Administrative Agent and the Lenders that any financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered thereby may differ from the projected results set forth therein).
7.9    Financial Condition; Financial Statements.
(a)    The consolidated balance sheet of TAL Group and its Consolidated Subsidiaries as of December 31, 2013, and the related consolidated statements of income and cash flows and changes in shareholders’ equity of TAL Group for the fiscal year ended on such date (the “2013 Audited Financial Statements”), furnished to the Administrative Agent and Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial position of TAL Group and its Consolidated Subsidiaries at the date of said balance sheet and the consolidated results of their operations for the period covered thereby. The 2013 Audited Financial Statement has been prepared in accordance with GAAP consistently applied.
(b)    Since December 31, 2013, there has been no change in the business, financial condition or operations of the Borrower and its Consolidated Subsidiaries, taken as a whole (other than the incurrence of Indebtedness under the Loan Documents and the consummation of the transactions contemplated hereby and those effected pursuant to the Master Indenture Documents) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
7.10    Security Interests. Each of the Security Documents creates as security in the United States for the Obligations covered thereby, a valid and enforceable security interest in and Lien on all of the Collateral subject thereto, without prejudice to any statutory priority rights, superior to and prior to the rights of all third Persons (other than holders of Permitted Liens), and subject to no other Liens except Permitted Liens. The Borrower has filed or caused to be filed all UCC financing statements in the appropriate offices therefor (or has authenticated and delivered to the Administrative Agent UCC financing statements suitable for filing in such offices) and has taken all of the actions necessary in the United States to create perfected security interests in the Collateral which the Security Documents require the Borrower to take in order to create perfected security interests.
7.11    Compliance with ERISA. The Borrower and each ERISA Affiliate are each in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in any liability of the Borrower or any ERISA Affiliate in excess of $50,000,000. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $50,000,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $50,000,000 the fair market value of the assets of all such underfunded Plans.
7.12    Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 4. Schedule 4 sets forth, as of the Closing Date, (a) the percentage ownership (direct and indirect) of the Borrower in each class of Capital Stock of each of its Subsidiaries and also identifies the direct owner thereof, (b) the jurisdiction of organization of each such Subsidiary and (c) the classification of each Subsidiary as either a Restricted Subsidiary or an Unrestricted Subsidiary. All outstanding shares of Capital Stock of each Subsidiary of the Borrower has been duly and validly issued, are fully paid and non-assessable (to the extent applicable in the jurisdiction of organization of such Subsidiary). TAL Group owns 100% of the Capital Stock of Borrower.
7.13    Compliance with Statutes; Agreements, etc. The Borrower and each of its Restricted Subsidiaries is in compliance with (a) all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business (including the origination of Leases) and the ownership of its property (excluding applicable statutes, regulations, orders and restrictions relating to environmental standards and controls, which matters are covered under Section 7.14) and (b) all contracts and agreements to which it is a party, except, in each case, such non-compliances as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
7.14    Environmental Matters. Except as could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect: (a) each of the Borrower and its Restricted Subsidiaries has complied with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws, and neither the Borrower nor any of its Restricted Subsidiaries is liable for any penalties, fines or forfeitures for failure to comply with any of the foregoing; (b) there are no pending Environmental Claims or, to the knowledge of any Senior Designated Officer, Environmental Claims threatened in writing against the Borrower or any of its Restricted Subsidiaries or any property (real or personal) owned, leased or operated by the Borrower or any of its Restricted Subsidiaries (including, to the knowledge of any Senior Designated Officer, any such claim arising out of the ownership, lease or operation by the Borrower or any of its Restricted Subsidiaries of any property (real or personal) formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Restricted Subsidiaries); and (c) to the knowledge of any Senior Designated Officer, there are no facts, circumstances, conditions or occurrences on or arising from any property (real or personal) owned, leased or operated by the Borrower or any of its Restricted Subsidiaries (including any property (real or personal) formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Restricted Subsidiaries) or relating to the past or present operations of the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any such property (real or personal).
7.15    Labor Relations. There are no strikes, lockouts or slowdowns against the Borrower or any of its Restricted Subsidiaries pending, or to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938, as amended, or and other applicable federal, state or local law dealing with such matters, except for such violations that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
7.16    Tax Returns and Payments. The Borrower and its Restricted Subsidiaries have timely filed (including applicable extensions) with the appropriate taxing authority, all federal and other material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of the Borrower and each of its Restricted Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Restricted Subsidiaries as a whole for the periods covered thereby. The Borrower and its Restricted Subsidiaries have paid all taxes payable by them other than those contested in good faith and for which adequate reserves have been established in accordance with GAAP, or that could not reasonably be expected to result in a Material Adverse Effect.
7.17    Existing Indebtedness. Schedule 5 sets forth all material Indebtedness of the Borrower and its Restricted Subsidiaries as of the Closing Date (exclusive of Indebtedness pursuant to the Loan Documents), in each case showing the aggregate principal amount thereof (and the aggregate amount of any undrawn commitments with respect thereto) and the name of the respective borrower and any other entity which guarantees such debt.
7.18    Insurance. Schedule 6 sets forth a summary of all insurance maintained by the Borrower and its Restricted Subsidiaries on and as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.
7.19    Terrorism Laws.
(a)    To the knowledge of the Responsible Officer of the Borrower, neither Borrower nor any of its Subsidiaries or Affiliates (i) is a Prohibited Person, (ii) has any of its assets in Prohibited Countries, or (iii) derives any of its operating income from investments in, or transactions with, Prohibited Persons or Prohibited Countries.
(b)    No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to a Prohibited Person or a Prohibited Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended and in effect from time to time.
(c)    The Borrower represents and warrants that neither it nor any of its members, directors, officers, employees, parents, Subsidiaries or Affiliates: (i) is subject to U.S. or multilateral economic or trade sanctions currently in force; (ii) is owned or controlled by, or act on behalf of, any governments, corporations, entities, or individuals that are subject to U.S. or multilateral economic or trade sanctions currently in force; (iii) is a Prohibited Person or is otherwise named, identified, or described on any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list, or other list of individuals or entities with whom U.S. Persons may not conduct business, including lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State.
(d)    No Loan Party or any of their respective Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto. Neither any Loan Party nor any or the Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) the Foreign Assets Control Regulations or (c) the USA PATRIOT Act (collectively, the “Anti-Money Laundering Laws”). None of the Loan Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
7.20    Foreign Assets Control Regulations, Embargoed Persons, etc. At all times throughout the term of any Loan:
(a)    none of the requesting or borrowing of any Loan or the use of the proceeds of such will violate the Trading With the Enemy Act or any of the Foreign Assets Control Regulations, any equivalent laws of the European Union or the United Nations or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) the Executive Order and (b) the USA PATRIOT Act);
(b)    none of the Borrower’s or TAL Group’s funds or other assets constitute property of, or are beneficially owned, directly or indirectly, by any person, entity, or government subject to trade restrictions under U.S. law, including the U.S. International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, any of the Foreign Assets Control Regulations, any equivalent laws of the European Union or the United Nations or any enabling legislation or regulations promulgated thereunder, including the Executive Order and the USA PATRIOT Act, with the result that the investment in the Borrower (whether directly or indirectly), is prohibited by law or any Loan made by any Lender is in violation of law (such a person, an “Embargoed Person”).
(c)    no Embargoed Person has any interest of any nature whatsoever in a Loan Party with the result that the investment in it (whether directly or indirectly), is prohibited by law or any Loan is in violation of law;
(d)    none of the Borrower’s nor TAL Group’s funds have been derived from any unlawful activity with the result that any Loan to the Borrower or TAL Group (whether directly or indirectly), is in violation of law; and
(e)    none of the Borrower, TAL Group or any of its Affiliates (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.
For purposes of determining whether or not a representation with respect to any indirect ownership is true or a covenant is being complied with under this Section 7.21, the Borrower shall not be required to make any investigation into (i) the ownership of publicly traded stock or other publicly traded securities or (ii) the ownership of assets by a collective investment fund that holds assets for employee benefit plans or retirement arrangements.
7.21    Credit and Collection Policy. The credit and collection policy used by the Borrower and its Restricted Subsidiaries as in effect on the Closing Date (which policy also addresses the criteria under which a Lessee is allowed to self-insure for property and liability risks) is attached as Exhibit D hereto (the “Credit and Collection Policy”).
7.22    Form of Lease. The standard form(s) of Lease used by the Borrower and its Restricted Subsidiaries in the ordinary course of their business with regard to the leasing of Eligible Containers as in effect on the Closing Date is attached as Exhibit E hereto.
7.23    Solvency. Immediately prior to and following each Drawdown Date, the Borrower is, individually and together with its Restricted Subsidiaries on a consolidated basis, Solvent.
7.24    Liens on Collateral. The Collateral is subject to no Liens, other than Permitted Liens.
7.25    Eligible Container. Each Container included in the calculation of the Borrowing Base is properly classified as an Eligible Container, except to the extent that any failure of any one or more Containers to constitute Eligible Containers would not reasonably be expected to result in a Borrowing Base Imbalance.
ARTICLE VIII
AFFIRMATIVE COVENANTS
The Borrower hereby covenants and agrees that as of the Closing Date and thereafter for so long as this Term Loan Agreement is in effect and until the Commitments have been terminated and all Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:
8.1    Information Covenants. The Borrower will furnish to each Lender:
(a)    Quarterly Financial Statements. Within forty-five (45) days after the close of the first three fiscal quarters in each fiscal year of TAL Group, or, if sooner, within ten (10) days of the filing thereof with the SEC, the consolidated balance sheet of TAL Group and its Consolidated Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter and the related consolidated statements of cash flows for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be certified by an Authorized Officer that such statements fairly present in all material respects in accordance with GAAP the consolidated financial condition of TAL Group and its Consolidated Subsidiaries as of the dates indicated and the consolidated results of their operations or changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.
(b)    Annual Financial Statements. Within ninety (90) days after the close of each fiscal year of TAL Group, or, if sooner, within ten (10) days of the filing thereof with the SEC, the audited consolidated balance sheet of TAL Group and its Consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and shareholder’s equity and statement of cash flows for such fiscal year and setting forth comparative consolidated figures for the preceding fiscal year (or, if shorter since inception), together with a certification by an Independent Accountant reasonably acceptable to the Administrative Agent, in each case to the effect that such statements fairly present in all material respects the consolidated financial condition of TAL Group and its Consolidated Subsidiaries as of the dates indicated and the results of their consolidated operations and changes in financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years except as disclosed therein (which report shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit).
Notwithstanding the foregoing clauses (a) and (b) in this Section 8.1, if either (x) TAL Group shall no longer be a publicly-traded company or (y) the SEC shall permit TAL Group additional time to file the financial statements referred to in such clauses, then TAL Group’s financial statements shall be required to be delivered by the following dates: (1) with respect to clause (a), ninety (90) days after the close of the first three fiscal quarters in each fiscal year of TAL Group, or, if sooner, within ten (10) days of the filing thereof with the SEC; and (2) with respect to clause (b), one hundred fifty (150) days after the close of each fiscal year of TAL Group, or, if sooner, within ten (10) days of the filing thereof with the SEC.

(c)    Business Plan. At the time of delivery of annual Financial Statements pursuant to Section 8.1(b) above, a consolidated business plan for the Borrower (or updates to the existing business plan of Borrower) for the then-current fiscal year.
(d)    Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 8.1(a) and (b), a certificate of an Authorized Officer to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, and which certificate shall set forth in reasonable detail the calculations required to establish whether TAL Group and its Consolidated Subsidiaries were in compliance with the provisions of Article X hereof as at the end of such fiscal quarter or fiscal year, as the case may be.
(e)    Notices of Default, Litigation and Government Investigations. Promptly, and in any event within five (5) Business Days after any Senior Designated Officer obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or proceeding pending or, to the knowledge of Senior Designated Officer, threatened in writing against Borrower or any of its Restricted Subsidiaries which, either individually or in the aggregate, could reasonably be expected to have, a Material Adverse Effect, or (iii) any governmental investigation pending or, to the knowledge of Senior Designated Officer, threatened in writing against Borrower or any of its Restricted Subsidiaries which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(f)    Management Letters. At the request of the Administrative Agent, a copy of any “management letter” submitted to TAL Group or any of its Consolidated Subsidiaries by its independent accountants in connection with any annual, interim or special audit made by them of the financial statements of TAL Group or any of its Consolidated Subsidiaries and management’s responses thereto.
(g)    Borrower Financial Information. At the time of delivery of the financial statements provided for in Sections 8.1(a) and (b) above, an unaudited income statement and an unaudited balance sheet with respect to the Borrower for the period covered by the applicable consolidated financial statements being delivered on such date.
(h)    Reports. Within ten (10) Business Days following transmission thereof, copies of any public filings and registrations with, and reports to, the SEC by TAL Group, or any of its Consolidated Subsidiaries.
(i)    Borrowing Base Report and Equipment Report. On the Closing Date and on each Principal Payment Date, a Borrowing Base and Equipment Report, substantially in the form of Exhibit B hereto, which report will include Net Book Values and other information on the last day of the month immediately preceding the delivery date of such report. Delivery of the Borrowing Base and Equipment Report pursuant to this Section 8.1(i) shall be a requirement in addition to (and not in substitution for) the requirement under Section 12.2 to deliver a Borrowing Base and Equipment Report in connection with each Drawdown Date. Notwithstanding the foregoing, upon the occurrence and during the continuation of an Event of Default, the Borrower shall deliver an updated Borrowing Base and Equipment Report to the Administrative Agent promptly upon request.
(j)    Schedule 2. Within forty-five (45) days following the end of each fiscal quarter, an updated Schedule 2 that reflects all additional Containers that have become subject to the Lien created by the Security Agreement and all Containers that have become released from the Lien created by the Security Agreement, in each case during such fiscal quarter.
(k)    Other Information. From time to time, such other information or documents (financial or otherwise) in the form utilized by the Borrower in its own operations with respect to the Collateral and/or the Borrower or any of its Restricted Subsidiaries as the Administrative Agent or any Lender may reasonably request and which is reasonably available to the Borrower.
8.2    Books, Records and Inspections. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries which permit the preparation of financial statements in accordance with GAAP and which conform in all material respects to all requirements of law, shall be made of all dealings and transactions in relation to its business and activities. At the expense of the Lenders (unless an Event of Default shall be continuing), the Borrower will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Lenders and the Administrative Agent to visit and inspect, under guidance of officers of Borrower or its Restricted Subsidiary, any of the properties of the Borrower or its Restricted Subsidiaries, and to examine the books of account of the Borrower or its Restricted Subsidiaries and discuss the affairs, finances and accounts of the Borrower or its Restricted Subsidiaries with, and be advised as to the same by, its and its officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals (during regular working hours) and to such reasonable extent as the Administrative Agent or the Lenders may reasonably request; provided, however, that (i) such inspection shall not materially interfere with the use of such properties and (ii) unless an Event of Default shall have occurred and then be continuing, the Lenders and the Administrative Agent may, collectively, request only one inspection under this Section 8.2 during any twelve-month period.
8.3    Use of Proceeds. The proceeds of the Loans shall be used (i) to repay in full on the Closing Date all amounts owing by the Borrower pursuant to the terms of the Prior Loan Agreements and (ii) for working capital and capital expenditures and for other general corporate purposes, including, without limitation, the purchase and/or refinance of Eligible Containers and to pay fees and expenses related to the transaction evidenced by the Loan Documents.
8.4    Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, could reasonably be expected to become a Lien that is not a Permitted Lien; provided that neither the Borrower nor any of its Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is immaterial or is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.
8.5    Existence; Franchises. Except as otherwise permitted by Section 9.2, the Borrower will do, and will cause each of its Restricted Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its Company existence and its rights, franchises, authorities to do business, licenses, certifications, accreditations and patents; provided, however, that nothing in this Section 8.5 shall (a) prevent the withdrawal by Borrower or any of its Restricted Subsidiaries of its qualification as a foreign Company in any jurisdiction where such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (b) require the preservation of any such right, franchise, authorities to do business, license, certification, accreditation or patent to the extent that the lapse thereof, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
8.6    Compliance with Statutes; etc. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all applicable Laws, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except for such noncompliances as, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
8.7    End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) its fiscal year to end on December 31 of each calendar year and (ii) its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.
8.8    Further Assurances. The Borrower will, at its own expense, make, execute, endorse, acknowledge, file or deliver to the Administrative Agent from time to time such schedules, confirmations, assignments, financing statements, certificates, reports and other instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent may reasonably require pursuant to this Section 8.8 in order to carry out more effectively the purposes of the Loan Documents.
8.9    Performance of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, perform all of its obligations under the terms of each mortgage, deed of trust, indenture, loan agreement or term loan agreement and each other agreement, contract or instrument by which it is bound (other than any such obligations under, or mortgages, deeds of trust, indentures, loan agreements, term loan agreements or other material agreements, contracts or instruments entered into in connection with, a Permitted Securitization), except such non-performances as, either individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect.
8.10    Use of Eligible Containers. The Borrower will:
(a)    not knowingly use (or knowingly permit the Lessees to use) any Eligible Containers for storage or transportation of contraband in violation of applicable United States law; and
(b)    have full power and lawful authority to encumber such Borrower’s interests in the Collateral pursuant to the terms of the Security Documents.
8.11    Insurance. The Borrower will, in a manner consistent with the practices of the Borrower as in effect on the Closing Date, (a) effect and maintain, with financially sound and reputable companies reasonably satisfactory to the Administrative Agent (which the Administrative Agent acknowledges to be true on the Closing Date) general liability insurance, insuring the Borrower and the Administrative Agent (for the benefit of each Lender) against liability for personal injury any property damage liability, caused by, or relating to, the Eligible Containers then off-lease, with such levels of coverage and deductibles that are, with respect to the Eligible Containers, consistent with the levels in effect as of the Closing Date, and (b) require each Lessee to either (i) maintain self insurance in a manner approved by the Borrower in accordance with the Credit and Collection Policy or (ii) maintain (A) physical damage insurance in an amount not less than the replacement value of the Eligible Containers on lease to it and to name the Borrower as a loss payee, and (B) comprehensive general liability insurance, including contractual liability, against claims for bodily injury or death and property damage and to name the Borrower as an additional insured. The Administrative Agent reserves the right (but shall not have the obligation) to obtain (x) at Borrower’s expense, insurance with respect to any or all of the foregoing risks if the Borrower shall fail to obtain such coverage in the specified amounts, and (y) at the Lender’s expense, additional insurance on its own behalf with respect to any or all of the foregoing risks (or any other risk). However, the Administrative Agent will notify the Borrower prior to obtaining any such insurance. All insurance maintained by the Borrower for loss or damage of the Eligible Containers shall provide that losses, if any, shall be payable to the Administrative Agent or its designee as sole loss payee, and the Borrower shall utilize its reasonable efforts to have all checks relating to any such losses delivered promptly to Administrative Agent or such other person designated by the Administrative Agent. The Administrative Agent (for the benefit of each Lender) shall be named as an additional insured with respect to all such liability insurance maintained by the Borrower directly or through an Affiliate. The Borrower shall pay the premiums with respect to all such insurance and deliver to Administrative Agent upon Administrative Agent’s reasonable request evidence reasonably satisfactory to Administrative Agent of such insurance coverage. The Borrower shall cause to be provided to Administrative Agent, not less than fifteen (15) days prior to the scheduled expiration or lapse of such insurance coverage, evidence reasonably satisfactory to Administrative Agent of renewal or replacement coverage. The Borrower shall use its commercially reasonable efforts to have each insurer agree, by endorsement upon the policy or policies issued by it or by independent instrument furnished to Administrative Agent, that (i) it will give each additional insured and the loss payee thirty (30) days prior written notice of the date of any cancellation or non-renewal of such policy, provided that the Borrower shall provide notice to the Administrative Agent of any material alteration of such policy, and (ii) in the event that the cancellation of such coverage would result in a breach of this Section 8.11 by the Borrower, it will permit the Administrative Agent to make payments to effect the continuation of coverage upon notice of cancellation due to nonpayment of premium.
8.12    UNIDROIT Convention. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with the terms and provisions of the UNIDROIT Convention on International Interests in Mobile Goods or any other internationally recognized system for recording interests in or Liens against shipping containers at the time that such convention is adopted.
8.13    Compliance with Credit and Collection Policy. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply in all material respects with the Credit and Collection Policy in regard to the origination of, and amendments and modifications to, Leases.
8.14    Access to Container Management System. With respect to the Container Management System, the Borrower shall allow the Administrative Agent, its nominee or their representatives access to the Container Management System relating to Eligible Containers and will reasonably co-operate with the Administrative Agent, its nominee or their representatives upon reasonable prior notice to provide any information from the Container Management System reasonably required to obtain a fair picture of the condition, status and location of the Eligible Containers; provided, however, that in case of an Event of Default, the Borrower shall promptly after the first written request of the Administrative Agent or its representatives provide said information.
8.15    Violation of Terrorism Laws. If any Senior Designated Officer of the Borrower obtains knowledge that the Borrower or any Person that owns, directly or indirectly, any Equity Interests in the Borrower is an Embargoed Person, the Borrower will promptly notify Administrative Agent in writing, and upon the request of any Lender, it will provide any information known to Borrower that that Lender believes is reasonably necessary to be delivered to enable such Lender to comply with the USA PATRIOT Act.
8.16    Intellectual Property. The Borrower will, and will cause each of its Restricted Subsidiaries to, conduct its business and affairs without infringement of or interference with any intellectual property rights of any other Person, except to the extent that any failure to so conduct its business and affairs could not reasonably expected to result in a Material Adverse Effect. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew, and keep in full force and effect its intellectual property rights, except to the extent that any failure to do so could not reasonably expected to result in a Material Adverse Effect.
8.17    Maximum Effective Advance Rate. The Borrower shall cause the ratio (expressed as a percentage) of the Aggregate Note Principal Balance to the Aggregate Net Book Value to be less than or equal to eighty two and one half of one percent (82.5%), calculated as of the end of each calendar quarter.
8.18    Sanctions Laws.    (a) To the knowledge of the Borrower none of the requesting or borrowing of the Loans will violate any Sanctions Laws.
(b) To the knowledge of the Borrower, each of the Borrower and its Subsidiaries and Affiliates is, and has been, in compliance with Sanctions Laws and Anti-Money Laundering Laws.
ARTICLE IX
NEGATIVE COVENANTS
The Borrower hereby covenants and agrees that as of the Closing Date and thereafter for so long as this Term Loan Agreement is in effect and until all Commitments have been terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:
9.1    Changes in Business. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business; provided, that the Borrower and its Restricted Subsidiaries may engage in a business other than a Permitted Business if at least ninety five percent (95%) of the consolidated assets of the Borrower and its Restricted Subsidiaries are held in connection with Permitted Businesses; and provided, further, that following any consolidation, merger or sale transaction permitted pursuant to Section 9.2, the Borrower shall not be deemed to violate this Section 9.1 if at least seventy percent (70%) of the consolidated assets of the Borrower and its Restricted Subsidiaries are held in connection with Permitted Businesses.
9.2    Consolidation; Merger; Sale of Assets; etc. Except in connection with a Permitted Transaction, the Borrower will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any of its Restricted Subsidiaries to sell, assign, transfer, convey or otherwise dispose of) all, or substantially all, of the assets of the Borrower and its Restricted Subsidiaries (determined on a consolidated basis for the Borrower and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:
(a)    the Borrower or a Restricted Subsidiary shall be the surviving or continuing corporation (the “Surviving Entity”);
(b)    immediately after giving effect to such transaction (i) no Default or Event of Default shall have occurred or be continuing and (ii) at least seventy percent (70%) of the consolidated assets of the Surviving Entity and its Restricted Subsidiaries shall be held in connection with Permitted Businesses and (iii) the Surviving Entity retains title to all of the Eligible Containers; and
(c)    in connection with any such merger, the Collateral continues to be secured in the manner and with the priority (subject to any permitted encumbrances) required by the Loan Documents, and the Administrative Agent shall receive for the Lenders such documents and legal opinions, including without limitation KYC documents and legal opinions as to the consummation and legal effect of the merger, as the Administrative Agent may reasonably request.
Upon any consolidation, combination or merger or any transfer of all or substantially all of the Borrower’s assets in accordance with the foregoing, in which Borrower is not the Surviving Entity, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of the Borrower under this Term Loan Agreement with the same effect as if the Surviving Entity had been named as such.
To the extent the Required Lenders waive the provisions of this Section 9.2 with respect to the sale or other disposition of any Collateral (or such other approval level as may be required by clause (a)(iv) of section 16.12), or any Collateral is sold or otherwise disposed of in a manner not prohibited by this Section 9.2, such Collateral shall be sold or otherwise disposed of free and clear of the Liens created by the Security Documents, and the Collateral Agent shall take such actions (including, without limitation, directing the Administrative Agent and the Lenders to take such actions) as are reasonably requested by the Borrower in connection therewith.
9.3    Liens. The Borrower will not create, incur, assume or suffer to exist any Lien upon or with respect to any Collateral; provided, however, that the provisions of this Section 9.3 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):
(a)    Liens for taxes, assessments or governmental charges or levies not yet delinquent or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate cash reserves have been established in accordance with GAAP;
(b)    Liens in respect of property or assets of the Borrower imposed by law which have not arisen to secure Indebtedness for borrowed money, such as carriers’, seamen’s, stevedores’, wharfinger’s, warehousemens’, mechanics’, landlord’s, suppliers’, repairmen’s or other like Liens, and relating to amounts not yet due or which shall not have been overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings for which adequate cash reserves have been established in accordance with GAAP;
(c)    Liens created by or pursuant to this Term Loan Agreement (including pursuant to Section 16.1) or any Security Document;
(d)    Liens arising from judgments, decrees or attachments in respect of which the Borrower shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings (including in connection with the deposit of cash or other property in connection with the issuance of stay and appeal bonds);
(e)    Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and
(f)    Liens of any Lessee, licensee, sublessee or sublicensee under any Lease, license, sublease or sublicense thereof;
provided, further, that any liens of the type described in clauses (a), (b), (d) and (e) shall be Permitted Liens so long as such Liens could not reasonably be expected to (i) subject the Administrative Agent or any Lender to any civil or criminal liability or (ii) involve any material risk of loss, sale or forfeiture of any Eligible Container or other items of Collateral.
9.4    Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except the following (Indebtedness described below is herein referred to as “Permitted Indebtedness”):
(a)    Indebtedness incurred pursuant to this Term Loan Agreement and the other Loan Documents;
(b)    Indebtedness in the aggregate at any one time outstanding in an amount not to exceed the greater of (x) Two Hundred Million Dollars ($200,000,000) and (y) an amount equal to the product of (i) five percent (5%) and (ii) Consolidated Tangible Assets of TAL Group and its Consolidated Subsidiaries set forth in the most recent financial statements delivered pursuant to Section 8.1 hereof;
(c)    Indebtedness consisting of guaranty agreements by the Borrower or a Restricted Subsidiary in respect of Indebtedness of the Borrower or another Restricted Subsidiary otherwise permitted hereunder;
(d)    Investments constituting Indebtedness which are permitted under Section 9.5;
(e)    Indebtedness of a Restricted Subsidiary assumed in connection with any acquisition of any business, Restricted Subsidiary or assets on or after the Closing Date in a manner not prohibited by this Term Loan Agreement and not created in contemplation of such transaction;
(f)    Indebtedness which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments, deferred compensation and similar obligations in connection with the acquisition or disposition of any business, Restricted Subsidiary or assets prior to the Closing Date or in a manner not prohibited by this Term Loan Agreement on or after the Closing Date, or from letters of credit, surety bonds or performance bonds securing any obligation of the Borrower or any such Restricted Subsidiary, pursuant to such agreement;
(g)    Intercompany Indebtedness for so long as such Indebtedness is held by Borrower or a Restricted Subsidiary of Borrower; provided, that with respect to any intercompany Indebtedness (other than intercompany Indebtedness pursuant to any Permitted Securitization) unless the respective obligor under such intercompany loan reasonably determines that the execution, delivery and performance of an Intercompany Note is prohibited by, or that such Intercompany Note would not be enforceable against such obligor under, applicable local law, any such intercompany loan made pursuant to this clause (g) shall be evidenced by an Intercompany Note or by such other documentation as may be reasonably acceptable to the Administrative Agent;
(h)    Indebtedness represented by letters of credit for the account of the Borrower or such Restricted Subsidiary, as the case may be, (i) in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business, (ii) in order to provide security for any trade, contractual or payment obligations of the Borrower or Restricted Subsidiary, or (iii) issued or incurred for such other purposes as are related to the ordinary course of business of the Borrower or such Restricted Subsidiary; provided, however, that the aggregate amount of outstanding Indebtedness permitted pursuant to the provisions of this clause (h) shall not exceed Twenty Million Dollars ($20,000,000);
(i)    Purchase money indebtedness or obligations in connection with the acquisition of Containers, chassis or other assets (other than the Collateral) by Borrower or its Restricted Subsidiaries after the Closing Date; provided that (i) such indebtedness or obligations represents the purchase price (or financing of the purchase price within one hundred eighty (180) days after the respective purchase) of such Container, chassis or other asset, and (ii) such indebtedness or obligations do not exceed 100% of the purchase price (including any fees or other expenses incurred in connection therewith) of the property being purchased at the time of the incurrence of such indebtedness or obligations;
(j)    Indebtedness of the Borrower or of a Restricted Subsidiary of the Borrower set forth on Schedule 5;
(k)    Refinancing Indebtedness;
(l)    Obligations in respect of performance, bid, surety and appeal bonds and completion guarantees or obligations of a similar nature provided by Borrower or any Restricted Subsidiary in the ordinary course of business;
(m)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five (5) Business Days of the incurrence thereof;
(n)    Indebtedness incurred in connection with a Permitted Securitization;
(o)    Endorsements for collection, deposit or negotiation and warranties of products and services, in each case, incurred in the ordinary course of business;
(p)    Unsecured Indebtedness of the Borrower issued in lieu of making a cash dividend;
(q)    Indebtedness incurred by the Borrower or any Restricted Subsidiary of the Borrower in order to finance the acquisition by such Person of Containers, chassis or other assets; and
(r)    Indebtedness incurred by the Borrower or any Restricted Subsidiary that is secured by such Borrower’s or Restricted Subsidiary’s (as the case may be) interest in any assets of Borrower or such Restricted Subsidiary that are not Collateral.
9.5    Loans; Investments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Investment, except:
(a)    cash and Cash Equivalents;
(b)    receivables owing to any of them if created or acquired in the ordinary course of their respective business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Restricted Subsidiary;
(c)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of Lessees, suppliers, trade creditors, licensees, licensors and customers and in good faith settlement of delinquent obligations of, and other disputes with, Lessees, suppliers, trade creditors, licensees, licensors and customers arising in the ordinary course of business;
(d)    Permitted Hedging Agreements;
(e)    loans by the Borrower or any of its Restricted Subsidiaries to the officers, employees and directors of such Person for bona-fide business purposes, and advances of reimbursable expenses, including advances for travel and moving expenses, by the Borrower or any of its Restricted Subsidiaries to officers, employees and directors of such Person for bona-fide purposes, and in all such cases incurred in the ordinary course of business;
(f)    Investments in the Borrower or any Restricted Subsidiary of the Borrower; provided, that in order for any intercompany Indebtedness to be permitted pursuant to this clause (f), such intercompany Indebtedness must additionally be permitted to be incurred under Section 9.4;
(g)    Investments as lessor under arm’s-length leases of maritime containers, intermodal chassis or other assets entered into in the ordinary course of business with unaffiliated third parties;
(h)    Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business;
(i)    Investments incurred in connection with a Permitted Securitization;
(j)    Investments consisting of the Capital Stock of their respective Subsidiaries (including Unrestricted Subsidiaries) and joint ventures existing on the Closing Date or the acquisition of any business, Subsidiary, joint venture or assets after the Closing Date;
(k)    Investments issued by the purchaser of assets or Capital Stock in connection with a sale of such assets or Capital Stock to the extent not prohibited by Section 9.2;
(l)    Investments in existence as of the Closing Date as set forth on Schedule 7 and any extension, modification or renewal of such Investments;
(m)    Obligations of one or more officers, directors or other employees of the Borrower or any of its Restricted Subsidiaries in connection with such officers’, directors’ or employees’ acquisition of shares of Capital Stock of the Borrower or TAL Group, so long as no cash is paid by the Borrower or any of its Restricted Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations;
(n)    Eligible Investments;
(o)    Investments by any Person existing at the time such Person becomes a Subsidiary of the Borrower (and extensions, replacements an renewals thereof); provided, that all such Investments existed at the time such Person became a Subsidiary of the Borrower and were not made in connection therewith or in contemplation thereof;
(p)    Investments made, directly or indirectly, out of the net cash proceeds or the fair market value of other assets received by the Borrower from any Person (other than a Restricted Subsidiary of the Borrower) from the substantially concurrent sale of, or made by exchange for, Capital Stock of the Borrower or TAL Group or a substantially concurrent capital contribution received by Borrower or TAL Group from its stockholders; and
(q)    other Investments in an aggregate amount not to exceed at any one time an amount equal to the greater of (x) Sixty Million Dollars ($60,000,000) and (y) an amount equal to the product of (i) one and one half of one percent (1.5%) and (ii) Consolidated Tangible Assets of TAL Group and its Consolidated Subsidiaries set forth in the most recent financial statements delivered pursuant to Section 8.1.
9.6    Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction or series of transactions with any Affiliate of the Borrower or any of its Restricted Subsidiaries other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Restricted Subsidiary as would be reasonably expected to be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the following shall in any event be permitted: (a) the payment of consulting or other fees to the Borrower or TAL Group by the Borrower or any of its Subsidiaries; (b) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Borrower or any of its Subsidiaries; (c) transactions exclusively between or among the Borrower and any Restricted Subsidiary of the Borrower, exclusively between Restricted Subsidiaries of the Borrower, or exclusively between the Borrower or any of its Restricted Subsidiaries and any of its respective joint ventures or between or among TAL Group, Borrower and any Subsidiary of TAL Group or Borrower in respect of tax sharing agreements or operations, governance, administration and corporate overhead on customary terms; (d) any agreement as in effect as of the Closing Date as set forth on Schedule 8 or any transaction contemplated thereby and any amendment thereto or any replacement agreement thereto, so long as any such amendment or replacement agreement is not more disadvantageous to Borrower or any of its Restricted Subsidiaries in any material respect than the original agreement as in effect on the Closing Date; (e) any reasonable employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination, or other employment-related agreements, arrangements or plans entered into in good faith by Borrower or any of its Subsidiaries in the ordinary course of business; (f) any issuance of Capital Stock of the Borrower; (g) any transaction consummated in connection with or to facilitate a Permitted Securitization; (h) employment and severance arrangements in Borrower’s reasonable business judgment with respect to the procurement of services with officers and employees of the Borrower and its Subsidiaries; (i) the payment of a dividend or distribution on or in respect of shares of the Capital Stock or the purchase, redemption or other acquisition or retirement for value of any Capital Stock; (j) intercompany loans and other transactions to the extent not otherwise prohibited by this Article IX.
9.7    Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or participation in its profits owned by the Borrower or any of its Restricted Subsidiaries or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries, (b) make loans or advances to the Borrower or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, rule, regulation or order, (ii) this Term Loan Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Restricted Subsidiary of the Borrower, (iv) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Restricted Subsidiaries is the licensee) or any other contract or agreement entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, (v) any encumbrance or restriction pursuant to an agreement in effect or entered into on the Closing Date as set forth on Schedule 9 (and all replacements or substitutions thereof on terms not materially more adverse to the Lenders and not materially less favorable or materially more onerous to the Borrower and its Restricted Subsidiaries than those contained the any such agreement on the Closing Date), (vi) customary agreements relating to the transfer of, or the granting of licenses in licenses related to, copyrights, patents or other intellectual property, (vii) provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) or with respect to any Restricted Subsidiary who becomes a Restricted Subsidiary after the Closing Date to the extent such provisions were not entered into in contemplation thereof, (viii) purchase money indebtedness permitted to be incurred under this Term Loan Agreement, (ix) restrictions on cash or other deposits under bona fide arrangements with customers entered into in the ordinary course of business, (x) Refinancing Indebtedness; provided, that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; (xi) agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to Capital Stock other than on a pro rata basis, (xii) with respect to the Borrower or any Restricted Subsidiary, any encumbrance or restriction contained in the terms of any Permitted Indebtedness or Permitted Lien, or any agreement pursuant to which such Permitted Indebtedness or Permitted Lien was issued, (xiii) restrictions on the transfer of any asset pending the close of the sale of such asset, (xiv) any restriction or encumbrance or the transfer of any assets subject to Liens not prohibited by Section 9.3 hereof, or (xv) encumbrances and restrictions contained in the Master Indenture Documents.
9.8    Container Management System. With respect to the Container Management System, the Borrower shall at all times comply with the provisions of Section 3.5 of the Security Agreement.
9.9    Permitted Hedging Agreements. The Borrower shall not enter into any Hedging Agreements which are not Permitted Hedging Agreements. In addition, the Borrower shall not, and shall not permit, any of the Collateral to be used to secure any obligations of the Borrower or any of its Affiliates under any Permitted Hedging Agreements.
9.10    Margin Stock. None of the proceeds of any Loan shall be used to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for that purpose.
9.11    No Amendment or Waiver of Organizational Documents of Borrower. The Borrower will not amend, modify, terminate, or waive any provision of its organizational documents in any manner that could reasonably be expected to have a Material Adverse Effect on the rights and remedies of the Lenders under any Loan Document or the value of the Collateral without the prior written consent of each Lender and the Administrative Agent.
9.12    Government Regulation. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be reasonably requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318.
ARTICLE X
FINANCIAL COVENANTS
The Borrower covenants and agrees that, at all times subsequent to the Closing Date and for so long as any Loan is outstanding or any Commitment has not been terminated:
10.1    Consolidated EBIT to Consolidated Cash Interest Expense Ratio. As of the last day of each fiscal quarter of TAL Group, the Consolidated EBIT to Consolidated Cash Interest Expense Ratio of TAL Group and its Consolidated Subsidiaries shall not be less than 1.10 to 1.00.
10.2    Maximum Leverage Ratio. As of the last day of each fiscal quarter of TAL Group, the Leverage Ratio of TAL Group and its Consolidated Subsidiaries shall be less than or equal to 4.75 to 1.00.
10.3    Consolidated Tangible Net Worth. As of the last day of each fiscal quarter of TAL Group, the Consolidated Tangible Net Worth of TAL Group and its Consolidated Subsidiaries shall be greater than Three Hundred Million Dollars ($300,000,000).
ARTICLE XI
CLOSING CONDITIONS
The effectiveness of this Term Loan Agreement and the other Loan Documents on the Closing Date is subject to the satisfaction of the following conditions (or the written waiver of such conditions by the Administrative Agent and all of the Lenders):
11.1    Execution of Term Loan Agreement; Notes. (a) This Term Loan Agreement and the other Loan Documents shall have been executed and delivered and (b) there shall have been delivered to the Administrative Agent for the account of each Lender the appropriate Note, in each case executed by the Borrower and in the amount, maturity and as otherwise provided herein.
11.2    Officer’s Certificate. The Administrative Agent shall have received a certificate from the Borrower, dated as of the Closing Date and signed by an Authorized Officer, certifying (a) that no Default or Event of Default exists on such date and (b) all representations and warranties contained herein and in each other Loan Document are true and correct in all material respects.
11.3    Opinions of Counsel. The Administrative Agent shall have received from the counsel to the Borrower and the Guarantor, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Closing Date in form and substance reasonably satisfactory to Administrative Agent and each of the Lenders, which opinion shall cover the enforceability of each of the Loan Documents, the creation and perfection of the security interests or Liens granted pursuant to the relevant Security Documents with respect to the Collateral and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.
11.4    Company Documents; Proceedings.
(a)    The Administrative Agent shall have received from each of TAL Group and the Borrower a certificate, dated the Closing Date, signed by the chairman, a vice-chairman, the president, any vice-president or any other Authorized Officer, and attested to by the secretary or any assistant secretary of such Person, with appropriate insertions, together with copies of the certificate of incorporation, by-laws or equivalent organizational documents of such Person and the resolutions of such Person referred to in such certificate, and all of the foregoing shall be reasonably satisfactory to the Administrative Agent.
(b)    All instruments and agreements in connection with the transactions contemplated by this Term Loan Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates, bring-down certificates and any other records of Company proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper Company or governmental authorities.
11.5    Approvals. (a) All necessary governmental (domestic and foreign), regulatory and material third party approvals or consents in connection with this Term Loan Agreement and the other Loan Documents shall have been obtained and remain in full force and effect and evidence thereof shall have been provided to the Administrative Agent, except for any such approval or consent the failure to obtain could not reasonably be expected to have a Material Adverse Effect, and (b) all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the transactions contemplated by this Term Loan Agreement and the other Loan Documents, the making of the Loans or otherwise referred to herein or therein. Additionally, on the Closing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon, or materially delaying, or making economically unfeasible, the consummation of the making of the Loans or the other transactions contemplated by the Loan Documents or otherwise referred to herein or therein.
11.6    Guaranty by TAL Group. TAL Group shall have duly executed and delivered to the Administrative Agent the guaranty in the form of Exhibit I hereof (as amended, modified, restated or supplemented from time to time, the “Guaranty”).
11.7    Security Agreement. The Borrower shall have duly authorized, executed and delivered the security agreement in the form of Exhibit H hereto (as amended, modified, restated or supplemented from time to time, the “Security Agreement”) covering all of the Collateral, together with:
(a)    proper financing statements (Form UCC-1 or the equivalent) authenticated for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Administrative Agent desirable, to perfect the security interests purported to be created by the Security Agreement;
(b)    certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of a recent date, listing all effective financing statements that name Borrower as debtor and that are filed in the jurisdictions referred to in clause (a) above, together with copies of such other financing statements that name Borrower as debtor (none of which shall cover any of the Collateral, except to the extent evidencing Permitted Liens or in respect of which the Administrative Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed (where required) for filing);
(c)    evidence of the completion of (or adequate provision for) all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Administrative Agent desirable, to perfect the security interests intended to be created by the Security Agreement; and
(d)    evidence that all other actions necessary or, in the reasonable opinion of the Administrative Agent desirable, to create, maintain, effect, perfect, preserve, maintain and protect the security interests purported to be created by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect.
11.8    Insurance Certificates; etc. The Administrative Agent shall have received evidence of insurance complying with the requirements of Section 8.11.
11.9    Audited Financial Statement. Prior to the Closing Date, the Administrative Agent and each of the Lenders have received: (a) the consolidated, audited financial statements of TAL Group and its Consolidated Subsidiaries for each of its three most recently ended fiscal years (including the 2013 Audited Financial Statements), and the consolidated balance sheets of TAL Group and its Consolidated Subsidiaries (and its respective predecessors), and the related consolidated statements of income and shareholder’s equity and statement of cash flows for the fiscal years then ended, together with a certification by an Independent Accountant reasonably acceptable to the Administrative Agent, to the effect that such statements fairly present in all material respects the consolidated financial condition of TAL Group and its Consolidated Subsidiaries (and its respective predecessors) as of the dates indicated and the results of their consolidated operations and changes in financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years except as disclosed therein (which report shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit); and (b) the completed and filed Form 10-K of TAL Group for the fiscal year ended December 31, 2013.
11.10    Existing Liens. All existing Liens (other than any Permitted Liens) on the Collateral securing the Loans being advanced to the Borrower shall be released prior to or concurrently with the advance of such Loans and the Administrative Agent shall have received evidence of the release of such existing Liens (other than any Permitted Liens).
11.11    Payment of Fees. On the Closing Date, all costs, fees and expenses, and all other compensation due to the Lead Arranger and the Administrative Agent (including, without limitation, the structuring fee set forth in Section 5.1(a) and the reasonable and documented legal fees and expenses of Administrative Agent’s Special Counsel) shall have been paid to the extent then due.
11.12    Securitization Intercreditor Agreement. The Borrower shall have delivered to the Administrative Agent a fully executed copy of a supplement to the Securitization Intercreditor Agreement to add Administrative Agent as a party thereto.
11.13    No Event of Default; Representations and Warranties. There shall exist no Default or Event of Default on such date. All representations and warranties contained herein and in each other Loan Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
11.14    Evidence of Compliance with Terrorism Laws. (i) Each of the Administrative Agent and each Lender shall have received evidence satisfactory to it, in its sole and absolute discretion, that the Borrower is in compliance with all Anti-Money Laundering Laws and is not an Embargoed Person, and (ii) each Lender that is subject to the USA PATRIOT Act and the Administrative Agent has received all the information described in Section 16.14.
11.15    Additional Security Documents. The Administrative Agent shall have received (i) any additional Security Documents, or amendments or supplements to existing Security Documents, reasonably necessary to perfect the security interest in the Collateral, (ii) an updated Schedule 2 to this Term Loan Agreement to reflect the addition of the Containers and/or Leases to be pledged as collateral for such Loan and (iii) proper financing statements (Form UCC-1 or the equivalent) authenticated for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Administrative Agent desirable, to perfect the security interests purported to be created by the Security Agreement.
All corporate and legal proceedings and instruments and agreements relating to the transactions contemplated by this Term Loan Agreement and the other Loan Documents or in any other document delivered in connection herewith or therewith on or prior to the Closing Date shall be reasonably satisfactory in form and substance to the Administrative Agent and, each Lender and Administrative Agent’s Special Counsel and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down certificates, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or Governmental Authorities. The documents referred to in this Article XI shall be delivered to the Administrative Agent no later than the Closing Date. The certificates and opinions referred to in this Article XI shall be dated the Closing Date.
ARTICLE XII
CONDITIONS TO THE FUNDING OF EACH LOAN
The obligation of each Lender to make a Loan hereunder on each Drawdown Date is subject to the satisfaction of the following conditions (or the written waiver of such conditions by the Administrative Agent and each Lender):
12.1    Representations True; No Event of Default. Each of the representations and warranties of the Borrower and of the Guarantor contained in Section 7 of this Term Loan Agreement, Article II of the Security Agreement and Section 10 of the Guaranty shall be true as of the date as of which they were made and shall also be true at and as of the Drawdown Date, except for those representations and warranties that are made as of a specified earlier date, in which case they shall be true as of such earlier date, except that, for purposes of this Section 12.1, the representations and warranties in Section 7.9 shall be deemed to refer to the most recent financial statements furnished pursuant to Section 8.1 hereof. No Default or Event of Default shall have occurred and be continuing or would result from the making of such Loan. The Administrative Agent shall have received a certificate of the Borrower signed by an Authorized Officer of the Borrower to such effect.
12.2    Borrowing Base and Equipment Report. At least three (3) Business Days prior to the Drawdown Date for such Loan (or, for the initial funding, the Closing Date), the Borrower shall have delivered to the Administrative Agent and each of the Lenders a Borrowing Request and a Borrowing Base and Equipment Report, substantially in the form of Exhibit B hereto, as of the month ending immediately prior to such Drawdown Date, which shall evidence (among other things) that no Borrowing Base Imbalance shall exist on such Drawdown Date (after giving effect to the Loan(s) advanced on the Drawdown Date and all Eligible Collateral and Related Assets pledged in connection with the Drawdown Date).
12.3    Compliance with Collateral Composition Conditions. By not later than the third Business Day preceding the Drawdown Date for such Loan, the Borrower shall have delivered to the Administrative Agent (i) a list of the Eligible Containers and Leases to be acquired with the proceeds of the Loan to be made on such Drawdown Date and (ii) a certificate of an Authorized Officer of the Borrower certifying that all of the criteria set forth in Sections 12.4, 12.5 and 12.6 have been satisfied with respect to such Loan. Upon the request of the Administrative Agent, the Borrower will provide to the Administrative Agent all supporting calculations and documentation that evidence compliance with the criteria set forth in Sections 12.4, 12.5 and 12.6.
12.4    Approval of Collateral Pool. The Borrower’s portfolio of Containers included in the Collateral must be reasonably acceptable to the Administrative Agent.
12.5    Weighted Average Age. The Weighted Average Age of the Eligible Containers on the Drawdown Date for such Loan (after giving effect to the Loan(s) advanced on such Drawdown Date and all Collateral pledged in connection therewith) shall not exceed five (5) years.
12.6    Original Equipment Cost. The average Original Equipment Cost of the Eligible Containers on the Drawdown Date for such Loan (after giving effect to the Loan(s) advanced on such Drawdown Date and all Collateral pledged in connection therewith) shall not exceed $2,400 per EU Factor (as defined in the definition of Weighted Average Age) per Eligible Container.
12.7    Borrower Base Imbalance. Both before and after giving effect to the requested Loan, no Borrowing Base Imbalance shall occur or be continuing.
12.8    Repayment of Prior Loan Agreements. The Borrower shall have delivered the notice of optional prepayments in full of all amounts owing by the Borrower under each of the Prior Loan Agreements, and shall immediately on the Closing Date repay in full all obligations under the Prior Loan Agreements.
ARTICLE XIII
EVENTS OF DEFAULT; ACCELERATION, ETC.
13.1    Events of Default. If any of the following events (“Events of Default”) shall occur:
(a)    the Borrower shall fail to pay any Principal Payment Amount when due, whether prior to or following any acceleration in accordance with Section 13.1 hereof; provided, however, that (i) if such Principal Payment Amount is due on a Principal Payment Date that is not the Maturity Date and (ii) the Borrower fails to make such Principal Payment Amount on its due date as the result of an administrative or technical error not caused by the Borrower, then the Borrower shall be entitled to one (1) additional Business Day to make such payment in full;
(b)    the Borrower shall fail to pay any interest payment on any Loan or any Fee when due and payable, and the continuation of such failure to pay for more than three (3) Business Days after such amounts shall have become due and payable;
(c)    the occurrence of any of the following: (i) TAL Group shall repudiate in writing its obligations under the Guaranty; (ii) any provision of the Guaranty, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; (iii) TAL Group or any of its Affiliates contests in any manner the validity or enforceability of any provision of the Guaranty; or (iv) TAL Group purports to revoke, terminate or rescind any provision of the Guaranty;
(d)    the occurrence of either of the following:
(i)    any default in the payment of any other Obligations owed to the Administrative Agent or any Lender pursuant to this Term Loan Agreement or any of the other Loan Documents (other than pursuant to any Permitted Hedging Agreements) other than the amounts described in clauses (a) and (b) above, and the continuation of such default for more than fifteen (15) Business Days after the earlier of the date (x) on which there has been given to the Borrower a written notice specifying such default and requiring it to be remedied and (y) any Senior Designated Officer shall have knowledge of such default; or
(ii)    any default in the payment of any Obligations owed by the Borrower under any Permitted Hedging Agreement and the continuation of such default for more than any grace period permitted under any contract evidencing such Permitted Hedging Agreement.
(e)    the Borrower shall fail to comply with any of its covenants contained in Section 8.1(e), Article IX or Article X;
(f)    the Borrower or TAL Group shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (which is not otherwise addressed in this Section 13.1), and continues for thirty (30) days after the earlier of the date (x) on which there has been given to the Borrower a written notice specifying such default or breach and requiring it to be remedied and (y) any Senior Designated Officer shall have knowledge of such default or breach;
(g)    any representation or warranty of the Borrower or the Guarantor made in any Loan Document or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Term Loan Agreement or any other Loan Document shall prove incorrect in any material respect when made or deemed made or submitted and which (if curable) remains unremedied for a period of thirty (30) days after the earlier of the date (x) on which there has been given to the Borrower a written notice specifying such default or breach and requiring it to be remedied and (y) any Senior Designated Officer shall have knowledge of such default or breach;
(h)    the Borrower, any of its Restricted Subsidiaries (other than a Special Purpose Vehicle) or TAL Group (each, a “Loan Party”) shall commence a voluntary case concerning itself under the Federal Bankruptcy Code; or an involuntary case is commenced against any Loan Party and the petition is not controverted within ten (10) days, or is not dismissed within sixty (60) days, after commencement of the case; or a custodian (as defined in the Federal Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Loan Party; or any Loan Party commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Loan Party and such proceeding remains undismissed for a period of sixty (60) days; or any Loan Party is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Loan Party suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of sixty (60) days; or any Loan Party makes a general assignment for the benefit of creditors; or any Company action is taken by any Loan Party for the purpose of effecting any of the foregoing;
(i)    a Change of Control shall occur or exist;
(j)    the Security Agreement or the Lien purported to be created thereby shall become or be adjudged by a court of competent jurisdiction to be invalid or enforceable against the Borrower for any reason other than any action taken by the Collateral Agent or the failure of the Collateral Agent to take any action within its control;
(k)    one or more judgments or decrees shall be entered against TAL Group, the Borrower or any Restricted Subsidiary involving a liability (to the extent not paid when due or covered by a reputable and solvent insurance company (with any portion of any judgment or decree not so covered to be included in any determination hereunder)) equal to or in excess of Fifty Million Dollars ($50,000,000) for all such judgments and decrees and all such judgments or decrees shall either be final and non-appealable or shall not have been vacated, discharged or stayed or bonded pending appeal for any period of thirty (30) consecutive days;
(l)    (x) the Borrower, TAL Group or any Restricted Subsidiary (whether as primary obligor or as guarantor or other surety) shall, individually or in the aggregate, fail to pay any principal of, or premium or interest on, Indebtedness which individually or in the aggregate exceeds Fifty Million Dollars ($50,000,000), when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness, or (y) any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, provided, however, that in the case of both clause (x) and (y) of this Section 13.1(l), such failure, event or condition (as applicable) has resulted in the acceleration of the maturity of such Indebtedness (or the requirement that such Indebtedness be prepaid, redeemed, purchased or defeased in full);
(m)    any law, rule or regulation shall render invalid, or preclude enforcement of, any material provision of this Term Loan Agreement or any other Loan Document or materially impair performance of the obligations of Borrower or TAL Group under this Term Loan Agreement or under any other Loan Document, in each case, for any reason other than any action taken by the Administrative Agent, Collateral Agent or any Lender or the failure of the Administrative Agent, Collateral Agent or any Lender to take any action within its control;
(n)    an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or the assets of the Borrower or any of its Restricted Subsidiaries become plan assets within the meaning of 29 CFR 2510.3-101 as modified by section 3(42) of ERISA; or
(o)    the Borrower, TAL Group, or any of their Affiliates contests in any manner the validity or enforceability of any provision of the Securitization Intercreditor Agreement or purports to revoke, terminate or rescind any provision of the Securitization Intercreditor Agreement;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) of this Section 13.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in clause (h) shall occur, the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
13.2    Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Event of Default, the Administrative Agent or any Secured Party, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed in accordance with the provisions of Section 5.4 of the Security Agreement.
ARTICLE XIV
ADMINISTRATIVE AND COLLATERAL AGENT
14.1    Appointment of Administrative Agent. Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent under this Term Loan Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
14.2    Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Term Loan Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 16.12), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 16.12) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article XI or Article XII or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.
14.3    Lack of Reliance on the Administrative Agent. Each of the Lenders, acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Term Loan Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Term Loan Agreement, any related agreement or any document furnished hereunder or thereunder.
14.4    Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Term Loan Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Term Loan Agreement.
14.5    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
14.6    The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Term Loan Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.
14.7    Successor Administrative Agent.
(a)    The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower, provided that no Borrower approval shall be required if an Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States.
(b)    Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Term Loan Agreement and the other Loan Documents. If within forty-five (45) days after written notice is given of the retiring Administrative Agent’s resignation under this Section 14.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent; provided, however, that the fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.
14.8    Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Term Loan Agreement.
14.9    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise,
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 5.1, 16.2 and 16.3) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that he Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5.1, 16.2 and 16.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
14.10    Collateral Agent. Each Lender hereby designates SunTrust Bank as Collateral Agent under the Security Agreement. All of the indemnifications, protections or other rights under the provisions of this Article 14 applicable to the Administrative Agent shall be equally applicable to the Person acting as the Collateral Agent.
14.11    Collateral Matters.
(a)    The Lenders irrevocably authorize the Administrative Agent or the Collateral Agent, as applicable, at its option and in its discretion:
(i)    to undertake any proceeding to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 16.11, if approved, authorized or ratified in writing by the Required Lenders; and
(ii)    to take the actions with respect to the Collateral and the Guaranty as are set forth in the Security Documents and the Guaranty, respectively.
(b)    The Lenders hereby agree that the Security Documents may be enforced only by the action of the Collateral Agent, in each case, acting upon the instructions of the Required Lenders, and that no Lender shall have any right individually to seek to enforce or to enforce the Security Documents to realize upon the Collateral, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Lender upon the terms of this Term Loan Agreement and the Security Documents.
(c)    Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property.
14.12    Holders of Notes. The Administrative Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.
ARTICLE XV
SUCCESSORS AND ASSIGNS
15.1    General Conditions. The provisions of this Term Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or Obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 15.2, (b) by way of participation in accordance with the provisions of Section 15.4 or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 15.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Term Loan Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 15.4, and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Term Loan Agreement or any of the other Loan Documents.
15.2    Assignment by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Term Loan Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:
(a)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 and shall be in increments in excess thereof of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
(b)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Term Loan Agreement with respect to the Loans or the Commitment assigned, it being understood that non-pro-rata assignments of or among any of the Commitments and Loans are not permitted;
(c)    any assignment of a Commitment or Loan must be approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower (each such consent not to be unreasonably withheld or delayed), unless the Person that is the proposed assignee is an Eligible Assignee, in which case such consent of Borrower shall be required only to the extent set forth in the definition of “Eligible Assignee”); provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and
(d)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 15.3, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Term Loan Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Term Loan Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Term Loan Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Term Loan Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.2(b), 5.6, and 16.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. The Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Term Loan Agreement that does not comply with this subsection shall be treated for purposes of this Term Loan Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 15.4. Notwithstanding anything to the contrary contained herein, the Borrower shall not be obligated to pay to the Eligible Assignee any amount under Section 5.2(b) that is greater than the amount that the Borrower would have been obligated to pay such Eligible Assignee’s assignor if such assigning Lender had not assigned to such Eligible Assignee any of its rights under this Term Loan Agreement, unless (i) the circumstances giving rise to such greater payments did not exist at the time of such assignment, or (ii) the Borrower consented to the assignment to such Eligible Assignee.
15.3    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and Principal Balance owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Term Loan Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.
15.4    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person other than a natural person or the Borrower or any of its Affiliates (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Term Loan Agreement (including all or a portion of its Commitment or the Loans owing to it); provided, that (a) such Lender’s obligations under this Term Loan Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Term Loan Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Term Loan Agreement and to approve any amendment, modification or waiver of any provision of this Term Loan Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the principal of or the interest rate on any Loan, extend the term or increase the amount of the Commitment of such Lender as it relates to such Participant or extend any regularly scheduled payment date for principal or interest. Subject to Section 15.5, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.2(b), 5.6 and 16.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 15.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 16.1 as though it were a Lender. Each Lender that sells a participation pursuant to this Section 15.4 to a Participant shall record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participation.
15.5    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 5.2(b), 5.6 and 16.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 5.2(b) unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.2(c) as though it were a Lender.
15.6    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Term Loan Agreement (including under its Note) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other applicable central bank or Governmental Authority; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
15.7    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
15.8    Participant Register.
Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Term Loan Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
ARTICLE XVI
PROVISIONS OF GENERAL APPLICATIONS
16.1    Setoff. The Borrower hereby grants to the Administrative Agent and each of the Lenders a continuing lien, security interest and right of setoff as security for all Obligations to the Administrative Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them. Regardless of the adequacy of any Collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred and be continuing, any deposits or other sums credited by or due from any of the Lenders to Borrower and any securities or other property of Borrower in the possession of such Lender may be applied to or set off by the Administrative Agent against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender hereunder. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER IS HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agrees with each other Lender (a) to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make arrangements with the Administrative Agent and the other Lenders with respect to such excess in accordance with the provisions of Section 4.5.
16.2    Expenses. The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Term Loan Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) the reasonable and documented fees, expenses and disbursements of the Administrative Agent’s Special Counsel and any local counsel to the Administrative Agent actually incurred in connection with the preparation, syndication, administration, or interpretation of or due diligence related to the Loan Documents and other instruments mentioned herein (regardless of whether the term loan facility is closed), each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document providing for such cancellation, (c) the reasonable and documented fees, expenses and disbursements of the Lead Arranger, the Administrative Agent or any of its Affiliates actually incurred by the Administrative Agent or such Affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, (d) any reasonable and documented fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Administrative Agent in establishing, maintaining or handling agency accounts, lock box accounts and other accounts for the collection of any of the Collateral, (e) all reasonable and documented out-of-pocket expenses (including without limitation reasonable and documented attorneys’ fees and costs, and reasonable and documented consulting, accounting, audit, due diligence, field examination, investment banking and similar professional fees and charges) actually incurred by the Lenders and/or the Administrative Agent in connection with (x) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or TAL Group or the administration thereof after the occurrence and during the continuance of an Event of Default and (y) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Administrative Agent’s relationship with the Borrower, provided, that, notwithstanding anything to the contrary in any Loan Document, the Borrower shall only be obligated to pay the reasonable and documented fees and expenses of (1) one counsel for the Administrative Agent and the Lenders in connection with this clause (e) (to the extent such Lenders are not conflicted with the Administrative Agent in any proceeding described in or resulting from any circumstance described in this clause (e)) and (2) separate counsel for each Lender that is conflicted with the Administrative Agent in connection with this clause (e); and (f) all reasonable and documented fees, expenses and disbursements of Collateral Agent incurred in connection with UCC searches, UCC filings, or mortgage recordings. The covenants contained in this Section 16.2 shall survive payment or satisfaction in full of all other Obligations.
16.3    Indemnification.
(a)    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including (A) special, indirect, consequential or punitive damages or any liabilities actually incurred or paid by any Indemnitee to a third party that does not also have rights as an Indemnitee under this Section 16.3 and (B) subject to the final proviso in this paragraph, the fees, charges and disbursements of any external counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Term Loan Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, (iv) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred in connection with defense thereof by, an Indemnitee as a result of conduct of any Loan Party that violates a sanction enforced by OFAC or (v) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (and, upon any such determination, any indemnification payments with respect to such indemnified matter or related costs and expenses previously received by such Indemnitee shall be promptly reimbursed by such Indemnitee), or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided, further, that, notwithstanding anything to the contrary in any Loan Document, the Borrower shall only be obligated to pay the reasonable and documented fees and expenses of (x) one counsel for the Administrative Agent and the Lenders (to the extent such Lenders are not conflicted with the Administrative Agent in any proceeding described in or resulting from any circumstance described in clauses (i) through (v) above) and (y) separate counsel for each Lender that is conflicted with the Administrative Agent in any proceeding described in or resulting from any circumstance described in clauses (i) through (v) above.
(b)    The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and Other Taxes with respect to this Term Loan Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
(c)    To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, under clauses (a) or (b) hereof, each Lender severally agrees to pay to the Administrative Agent, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
(d)    To the extent permitted by applicable law, none of the Borrower, TAL Group, the Administrative Agent, the Collateral Agent, any Lender or any other Indemnitee shall assert, and each of such Persons hereby waives, any claim against any other of such Persons, on any theory of liability, for special, indirect, consequential or punitive damages or any liabilities based upon any theory of lost profits (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Term Loan Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof; provided, however, that nothing in this sentence shall prevent any Indemnitee that is entitled to indemnification under Section 16.3(a) for any such damages or liabilities from seeking indemnification for such liabilities (to the extent paid to a third party that does not also have rights as an Indemnitee under this Section 16.3) from the Borrower thereunder.
(e)    All amounts due under this Section 16.3 shall be payable promptly after written demand therefor.
(f)    The agreements in this Section 16.3 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
16.4    Treatment of Certain Confidential Information.
(a)    Confidentiality. Each of the Lenders and the Administrative Agent agrees, on behalf of itself and each of its Affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any information supplied to it by, or on behalf of, the Borrower pursuant to this Term Loan Agreement; provided, that nothing herein shall limit the disclosure of any such information: (i) after such information shall have become public other than through a violation of this Section 16.4, or becomes available to any of the Lenders or the Administrative Agent on a nonconfidential basis from a source other than the Borrower or any other Loan Party; (ii) to the extent required by statute, rule, regulation or judicial process; (iii) to counsel for any of the Lenders or the Administrative Agent; (iv) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent, or to auditors or accountants; (v) to the Administrative Agent, any Lender or any Financial Affiliate; (vi) in connection with any litigation to which any one or more of the Lenders, the Administrative Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document; (vii) to a Lender Affiliate or a Subsidiary or affiliate of the Administrative Agent; (viii) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Term Loan Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of this Section 16.3; (ix) to any credit insurance provider relating to the Borrower and its Obligations; or (x) with the prior written consent of the Borrower. Each of the Administrative Agent, the Lenders and the Financial Affiliates agrees not to use any information supplied to it by, or on behalf, of the Borrower pursuant to this Term Loan Agreement for any purpose or in any manner other that evaluating the performance of the Borrower and its Subsidiaries hereunder and enforcing the rights, remedies and obligations hereunder and under the other Loan Documents. Without the prior written consent of the Borrower, none of the Administrative Agent, any Lender or any Financial Affiliate shall be permitted to refer to the Borrower in connection with any advertising, promotion or marketing undertaken by the Administrative Agent, such Lenders or such Financial Affiliate.
(b)    Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Lenders and the Administrative Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such information by any governmental agency or representative thereof (other than any such request in connection with an examination by such governmental agency of any Lender or the Administrative Agent) or pursuant to legal process.
(c)    Other. In no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrower. The obligations of each Lender under this Section 16.4 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans from any Lender.
16.5    Survival of Covenants, etc. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any Loans as herein contemplated, and shall continue in full force and effect so long as any amount due under this Term Loan Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans and for such further time as may be otherwise expressly specified in this Term Loan Agreement. All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.
16.6    Notices.
(a)    Except as otherwise expressly provided in this Term Loan Agreement, all notices and other communications made or required to be given pursuant to this Term Loan Agreement or the Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile, telex or electronic mail and confirmed by delivery via courier or postal service, addressed as follows:
(i)    if to the Borrower, 100 Manhattanville Road, Purchase, New York 10577-2135, Attention: Jeffrey Casucci, Facsimile: 914-697-2886, or at such other addresses for notice as the Borrower shall last have furnished in writing to the Person giving the notice, with copies to the attention of Marc Pearlin at the same address and Facsimile: 914-697-2526;
(ii)    if to the Administrative Agent, SunTrust Bank, 3333 Peachtree Road, N.E., 10th Floor, Atlanta, Georgia 30326, Attention: Chris Hursey, Fax Number: (404) 439-7409;
With a copy to:        SunTrust Bank
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Agency Services
Fax Number: 404-658-4906

and

Dentons US LLP
1221 Avenue of the Americas
New York, New York 10281
Attention: Michael C. McGrath
Fax Number: 212-768-6800

(iii)    if to any Lender, at such Lender’s address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.
(b)    Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile or electronic mail to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile or electronic mail and (ii) if sent by registered or certified first-class mail, postage prepaid, on the sixth Business Day following the mailing thereof. Any notice or other communication to be made hereunder or under the Notes made in an electronic record transmitted electronically under such authentication and other procedures as the parties hereto may from time to time agree in writing (but not an electronic record), shall be effective at the time set forth in such procedures. Unless otherwise expressly provided in such procedures, such an electronic record shall be equivalent to a writing under the other provisions of this Term Loan Agreement or the Notes and such authentication, if made in compliance with the procedures so agreed by the parties hereto in writing (but not an electronic record), shall be equivalent to a signature under the other provisions of this Term Loan Agreement or the Notes.
16.7    Governing Law. THIS TERM LOAN AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS TERM LOAN AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 16.6. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.
16.8    Headings. The captions in this Term Loan Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
16.9    Counterparts. This Term Loan Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Term Loan Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile transmission or by electronic mail in pdf format by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.
16.10    Entire Agreement, etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Term Loan Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in this Term Loan Agreement.
16.11    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS TERM LOAN AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (a) certifies that no representative, agent or attorney of any Lender or the Administrative Agent has represented, expressly or otherwise, that the Administrative Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that each of the Administrative Agent and the Lenders have been induced to enter into this Term Loan Agreement and the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained in this Section 16.11. Each party hereto agrees that each of them may file a copy of this Section 16.11 with any court as written evidence of the knowing, voluntary, and bargained for agreement of each party hereto to waive its right to trial by jury.
16.12    Consents, Amendments, Waivers, Etc.
Any consent or approval required or permitted by this Term Loan Agreement to be given by the Lenders may be given, and any term of this Term Loan Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Term Loan Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Required Lenders (unless otherwise specifically provided). Notwithstanding the foregoing, no amendment, modification or waiver shall:
(a)    without the written consent of the Borrower and each Lender directly affected thereby:
(i)    reduce, delay or forgive the payment or repayment when due of any Principal Payment Amount, the outstanding Principal Balances of any Loans or any Fees or other amounts payable to any Lender hereunder or under any other Loan Document or reduce the amount or rate of interest (or fees) on the Loans or the priority thereof (other than interest at the Post-Default Rate accruing before or after the date of any waiver by the Required Lenders of the Event of Default relating thereto);
(ii)    increase the amount of such Lender’s Commitment or extend the expiration date of such Lender’s Commitment;
(iii)    postpone or extend the Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Loans or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to Section 5.10, and (B) any vote to rescind any acceleration made pursuant to Section 13.1 of amounts owing with respect to the Loans and other Obligations shall require only the approval of the Required Lenders);
(iv)    other than pursuant to a Permitted Securitization or any other transaction not prohibited by the terms of this Term Loan Agreement, release all or substantially all of the Collateral (excluding, if the Borrower or any Subsidiary of Borrower becomes a debtor under the Federal Bankruptcy Code or other applicable insolvency laws, the release of “cash collateral”, as defined in Section 363(a) of the Federal Bankruptcy Code or any analogous provision of any applicable insolvency law pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders); and
(v)    change the pro rata nature of payments to and from a Lender.
(b)    without the written consent of all of the Lenders, amend or waive this Section 16.12, any other provision of this Term Loan Agreement or any other Loan Document that expressly requires the consent of all of the Lenders, the definitions of “Eligible Container”, “Required Lenders”, “Borrowing Base”, “Aggregate Net Book Value”, “Advance Rate” or “Pro Rata Share”, or the first sentence of Section 4.1(a);
(c)    without the written consent of the Administrative Agent, amend or waive Article 14, the amount or time of payment of any Fee payable for the Administrative Agent’s account or any other provision applicable to the Administrative Agent; or
(d)    without the written consent of all the Lenders, release TAL Group from the Guaranty.
No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.
16.13    Replacement of Lenders.
(a)    In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 5.6, (ii) any Lender delivers a notice described in Section 5.4 or 5.5, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 5.2(b), (iv) any Lender does not consent (or fails to respond) to a proposed amendment, modification or waiver to any provision of this Term Loan Agreement or any other Loan Document requested by the Borrower, (v) the Borrower reasonably determines that any Lender or any Affiliate of a Lender is a Competitor, or (vi) the Lender is a Defaulting Lender, then, in each case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 15.2), all of its interests, rights and obligations under this Term Loan Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 15.2;
(ii)    such Lender shall have received payment of an amount equal to the unpaid principal balance of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.7) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 5.6 or payments required to be made pursuant to Section 5.2(b), such assignment will result in a reduction in such compensation or payments thereafter; and
(iv)    such assignment does not conflict with applicable laws.
(b)    In connection with any such replacement, if the replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the replacement Lender executes and delivers such Assignment and Assumption to the replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(c)    If (i) any Lender shall request compensation under Section 5.6, (ii) any Lender delivers a notice described in Section 5.4 or 5.5, or (iii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 5.2(b), then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 5.6, enable it to withdraw its notice pursuant to Section 5.4 or 5.5, or would reduce amounts payable pursuant to Section 5.2(b), as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.
16.14    Severability. The provisions of this Term Loan Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Term Loan Agreement in any jurisdiction.
16.15    USA PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent to identify the Borrower in accordance with the USA PATRIOT Act.
16.16    Location of Closing. Each Lender acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Term Loan Agreement to the Administrative Agent, c/o Dentons US LLP, c/o 1221 Avenue of the Americas, New York, New York 10020. The Borrower acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Term Loan Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Article XI, to the Administrative Agent. All parties agree that the closing of the transaction contemplated by this Term Loan Agreement has occurred in New York.
16.17    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees and acknowledges its Affiliates' understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm's-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Guarantor and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, the Guarantor or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Term Loan Agreement as of the date first set forth above.

TAL INTERNATIONAL CONTAINER CORPORATION
By: ________________________
Name:
Title:
SUNTRUST BANK, in its capacities as Administrative Agent, Collateral Agent and a Lender
By: ________________________
Name:
Title:
ING BELGIUM SA/NV, as Syndication Agent and a Lender
By: ________________________
Name:
Title:
By: ________________________
Name:
Title:

WELLS FARGO BANK N.A., as a Lender
By: ________________________
Name:
Title:
By: ________________________
Name:
Title:

BNP PARIBAS, as a Lender
By: ________________________
Name:
Title:
By: ________________________
Name:
Title:

ABN AMRO CAPITAL USA LLC, as a Lender
By: ________________________
Name:
Title:
By: ________________________
Name:
Title:

BANK OF AMERICA, N.A., as a Lender
By: ________________________
Name:
Title:
By: ________________________
Name:
Title:

MIZUHO BANK, LTD., as a Lender
By: ________________________
Name:
Title:
By: ________________________
Name:
Title:

SANTANDER BANK, N.A., as a Lender
By: ________________________
Name:
Title:
By: ________________________
Name:
Title:

Crédit Industriel ET Commercial, as a Lender
By: ________________________
Name:
Title:
By: ________________________
Name:
Title:

CITIBANK N.A., as a Lender
By: ________________________
Name:
Title:
By: ________________________
Name:
Title:

JPMORGAN CHASE BANK, N.A., as a Lender
By: ________________________
Name:
Title:
By: ________________________
Name:
Title:

LAND BANK OF TAIWAN, NEW YORK BRANCH, as a Lender
By: ________________________
Name:
Title:
By: ________________________
Name:
Title:

HUA NAN COMMERCIAL BANK, LTD. NEW YORK AGENCY, as a Lender
By: ________________________
Name:
Title:
By: ________________________
Name:
Title:

EXHIBIT A
FORM OF ASSIGNMENT
AND
ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, restated, supplemented and/or otherwise modified from time to time, the “Term Loan Agreement”). The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the Term Loan Agreement with respect to the Aggregate Commitment, and all outstanding Loans, identified below ([the] [each, an] “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.	Assignor:
2.	Assignee:	]

[1][3].	Term Loan Agreement:
Term Loan Agreement, dated as of April 2, 2014, among TAL International Container Corporation, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto and SunTrust Bank as Administrative Agent and as Collateral Agent (as amended, restated, supplemented, or otherwise modified in accordance with its terms, the “Term Loan Agreement”)

[2.     Assigned Interest:

Assignor	Assignee	Aggregate Commitment / Loans for all Lenders	Commitment / Loans Assigned	Percentage of Assigned Commitment/ Loans
[Name of Assignor]	[Name of Assignee]	____________________	____________________	_________________%
[Name of Assignor]	[Name of Assignee]	____________________	____________________	_________________%

[4.    Assigned Interest:

	Loan Commitment / Loans for all Lenders	Commitment / Loans Assigned	Percentage of Assigned Commitment/ Loans
Commitment / Loans	$____________________	$__________________	_________________%

Effective Date ___________, ____, 20___.

Assignor[s] Information		Assignee[s] Information
Payment Instructions:	_______________	Payment Instructions:	________________
	_______________		________________
	_______________		________________
	_______________		________________
	Reference: ______		Reference: _______

Notice Instructions:	_______________	Notice Instructions:	________________
	_______________		________________
	_______________		________________
	_______________		________________
	Reference: ______		Reference: _______

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]
By:	By:
Name:	Name:
Title:	Title:

[Consented to and] Accepted:
SUNTRUST BANK,
as Administrative Agent and as Collateral Agent
By: ____________________________
Name:
Title:

[Consented to:

TAL INTERNATIONAL CONTAINER CORPORATION]
By: ____________________________
Name:
Title:]

TAL INTERNATIONAL CONTAINER CORPORATION
TERM LOAN AGREEMENT
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT
1.    Representations and Warranties.
1.1.    Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] assigned interest (“Assigned Interest”), (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Term Loan Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of the Borrower any of its Subsidiaries or affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) confirms that it is (A) a Lender; (B) an Affiliate (that is not a Competitor) of a Lender; (C) an insurance company or commercial banking institution that is not a Competitor or (D) any other Person (other than a natural person) that is not a Competitor; provided that notwithstanding the foregoing, it is not TAL Group, the Borrower or any of their Affiliates; (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Term Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision and (v) if it is organized under the laws of a jurisdiction outside the United States, attached to this Assignment is any tax documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by [the][such] Assignee; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Term Loan Agreement; (c) appoints and authorizes each of the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Term Loan Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payment. From and after the Effective Date, the Administrative Agent shall make all payments in respect [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.
3.    Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Term Loan Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Term Loan Agreement and the other Loan Documents.
4.    General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5.1401 OF THE GENERAL OBLIGATIONS LAW).

EXHIBIT B
FORM OF BORROWING BASE AND EQUIPMENT REPORT

[SEE ATTACHED]

EXHIBIT C
FORM OF PROMISSORY NOTE
$_________________                                    [Date]
FOR VALUE RECEIVED, TAL INTERNATIONAL CONTAINER CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to ____________ or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the office of SunTrust Bank (the “Administrative Agent”), initially located at 303 Peachtree Street, N. E./ 25th Floor, Atlanta, Georgia 30308, on the Maturity Date the principal sum of _____________ DOLLARS ($_____) or, if less, the unpaid principal amount of all Loans made by the Lender pursuant to the Term Loan Agreement.
The Borrower promises to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Sections 4.1 and 4.2 of the Term Loan Agreement. The Borrower promises to pay interest, on demand, on any overdue principal and fees and, to the extent permitted by law, overdue interest from their due dates at a rate or rates determined as set forth in the Term Loan Agreement. The Borrower promises to pay the principal amount hereof as set forth in the Term Loan Agreement.
The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance. The Borrower irrevocably authorizes the Lender to make or cause to be made, at or about the time of the Effective Date and at the time of receipt of any payment of principal on this Promissory Note (the “Note”), an appropriate notation on this Note’s Record reflecting the making of the related Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on such Record shall be prima facie evidence absent manifest error of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any of the other Notes to make payments of principal of or interest on any of the Notes when due.
This Note is one of the Notes referred to in the Term Loan Agreement, dated as of April 2, 2014, among the Borrower, the lenders from time to time party thereto (including the Lender), the Administrative Agent and the Collateral Agent (as amended, restated, modified or supplemented from time to time, the “Term Loan Agreement”), and is entitled to the benefits thereof and of the other Loan Documents. Unless otherwise defined herein, capitalized terms used in this Note shall have the meanings set forth in the Term Loan Agreement. This Note is secured by the Security Documents. This Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part, as provided in the Term Loan Agreement. In the event of any conflict between this Note, on the one hand, and the Term Loan Agreement, on the other hand, the Term Loan Agreement shall control.
If an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Term Loan Agreement.
THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).
IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be executed by its duly authorized officers as of the date first written above.

TAL INTERNATIONAL CONTAINER CORPORATION
By: _________________________________
Name:
Title:

EXHIBIT D
CREDIT AND COLLECTION POLICY

[SEE ATTACHED]

EXHIBIT E
FORM OF LEASE

[SEE ATTACHED]

EXHIBIT F
[RESERVED]

EXHIBIT G
FORM OF BORROWING REQUEST

________ [__], 2014

SunTrust Bank
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308

Ladies and Gentlemen:

Please refer to the Term Loan Agreement, dated as of April 2, 2014 (the “Term Loan Agreement”), among TAL International Container Corporation, as the Borrower, the lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent and Collateral Agent (“SunTrust Bank”). Terms not defined in this Borrowing Request shall have the meanings given in the Term Loan Agreement. We are delivering this Borrowing Request to you pursuant to Section 2.2 of the Term Loan Agreement.

Upon ________________, 2014 (the “Drawdown Date”), we hereby request a Loan to the Borrower in the amount of $[_________]. Funds in the amount of such Loan should be distributed in accordance with the following wiring instructions:

[Banking Instructions:
Beneficiary:     TAL International Container Corporation
Account:     3553-7713
Routing No:     021000089
Bank Name:     Citibank, N.A.]

Applicable Interest Periods and Type of Loan from the Drawdown Date through [_______], 201_:
[__________], 201_ to [__________], 201_; Base Rate Loan
[__________]

On the Drawdown Date, the Borrowing Base shall equal $[________]. In addition, as of the most recent fiscal quarter end, (A) the Leverage Ratio of TAL Group shall be less than or equal to 4.75 to 1.00, (B) the Consolidated EBIT to Consolidated Cash Interest Expense Ratio shall not be less than 1.10 to 1.00 and (C) the Consolidated Tangible Net Worth of TAL Group shall be greater than $300,000,000.

[signature page follows]

Yours truly,

TAL International Container Corporation

By:
Name: Jeffrey M. Casucci
Title: Vice President and Treasurer

EXHIBIT H
FORM OF SECURITY AGREEMENT

[SEE ATTACHED FORM]

EXHIBIT I
FORM OF GUARANTY

[SEE ATTACHED FORM]

SCHEDULE 1

Funding Commitments and Commitment Percentages of Lenders

Lender	Commitment Dollar Amount	Commitment Percentage

SunTrust Bank	$50,000,000	14.285714290%
ING Belgium SA/NV	$50,000,000	14.285714286
Wells Fargo Bank N.A.	$32,500,000	9.285714286
BNP Paribas	$32,500,000	9.285714286
ABN Amro Capital USA LLC	$32,500,000	9.285714286
Bank of America, N.A.	$32,500,000	9.285714286
Mizuho Bank, Ltd.	$32,500,000	9.285714286
Santander Bank, N.A.	$32,500,000	9.285714286
Crédit Industriel et Commercial	$20,000,000	5.714285714
Citibank N.A.	$10,000,000	2.857142857
JP Morgan Chase N.A.	$10,000,000	2.857142857
Land Bank of Taiwan, New York Branch	$7,500,000	2.142857143
Hua Nan Commercial Bank, Ltd. New York Agency	$7,500,000	2.142857143

Total	$350,000,000

SCHEDULE 2

Container Portfolio on the Closing Date

SCHEDULE 3

[Reserved]

SCHEDULE 4

Subsidiaries

Subsidiary	Jurisdiction	Parent Entity	% of Ownership
TAL Advantage I LLC	Delaware	TAL International Container Corporation	100%
TAL Advantage II LLC	Delaware	TAL International Container Corporation	100%
TAL Advantage III LLC	Delaware	TAL International Container Corporation	100%
TAL Advantage IV LLC	Delaware	TAL Finance I LLC	100%
TAL Advantage V LLC	Delaware	TAL International Container Corporation	100%
TAL Finance I LLC	Delaware	TAL International Container Corporation	100%
Box-Rent, Inc.	Delaware	TAL International Container Corporation	100%
Intermodal Equipment Inc.	Delaware	TAL International Container Corporation	100%
TAL International Structured Inc.	Delaware	TAL International Container Corporation	100%
TAL International Container Pty. Limited	Australia	TAL International Container Corporation	100%
TAL International Container NV	Belgium	Intermodal Equipment Inc.	99.76%
TAL International Container (HK) Limited	Hong Kong	TAL International Container Corporation	100%
TAL International Container Srl	Italy	Intermodal Equipment Inc.	99.89%
Greybox Services I Ltd.	UK	TAL International Container Corporation	100%
ICS Terminals (UK) Limited	UK	TAL International Container Corporation	100%
TAL International Container Pte. Ltd.	Singapore	TAL International Container Corporation	100%

All of the above-subsidiaries are Restricted Subsidiaries

SCHEDULE 5

Permitted Indebtedness

1.
All Indebtedness contemplated by the TAL Advantage I, LLC Master Indenture Documents, all Indebtedness created by the TAL Advantage II, LLC Master Indenture Documents, all Indebtedness created by the TAL Advantage III, LLC Master Indenture Documents, all Indebtedness created by the TAL Advantage IV, LLC Master Indenture Documents, all Indebtedness created by the TAL Finance I, LLC Master Indenture Documents, and all Indebtedness created by the TAL Advantage V, LLC Master Indenture Documents.

2.	The Credit Agreement dated July 31, 2006 with the lenders named therein, and Fortis Capital Corp. as Loan Servicer and as Collateral Agent (“Finance Lease Credit Agreement”).

3.
The Credit Agreement dated December 28, 2006 the Borrower, TAL International Structured, Inc., the Lenders from Time to Time Party Thereto, and Hypo Public Finance USA, Inc. as Administrative Agent and Collateral Agent (“Hypo Credit Agreement”).

4.
The Credit Agreement dated December 24, 2009 by and among the Borrower, the Various Financial Institutions and Others Persons From Time to Time Party Thereto and ING Bank N.V. as Administrative Agent for the Lenders (“December 2009 ING Credit Agreement”).

5.
The Credit Agreement dated June 11, 2010 by and among the Borrower, the Various Financial Institutions and Others Persons From Time to Time Party Thereto and ING Bank N.V. as Administrative Agent for the Lenders (“June 2010 ING Credit Agreement”).

6.
The Credit Agreement dated March 11, 2011 by and among the Borrower, the Various Financial Institutions and Others Persons From Time to Time Party Thereto and ING Bank N.V. as Administrative Agent for the Lenders (“March 2011 ING Credit Agreement”).

7.
All Indebtedness contemplated by that certain Lease Agreement dated June 26, 2006 between Siemens Financial Services, Inc. (“Siemens”) and the Borrower and Lease Schedule No. 1 dated June 30, 2006, Lease Schedule No. 2 dated July 31, 2006, Lease Schedule No. 3 dated March 31, 2008, Lease Schedule No. 4 dated March 31, 2008, Lease Schedule No. 5 dated December 19, 2008, Lease Schedule No. 6 dated December 27, 2011, and Lease Schedule No. 7 dated December 27, 2011 between Siemens and the Borrower. (“Siemens Agreement”).

8.
All Indebtedness contemplated by that certain Lease Agreement Number 15853-11500 dated December 23, 2005 between Banc of America Leasing & Capital, LLC (“BofA”) and the Borrower with Lease Schedule No. 001 dated December 23, 2005, Lease Schedule No. 002 dated December 18, 2006 and Lease Schedule No. 003 dated December 20, 2007 between BofA and the Borrower. (“BofA Chassis Agreements”).

9.
All Indebtedness contemplated by that certain Lease Agreement Number 18825-90000 dated August 19, 2008 between Banc of America Leasing & Capital, LLC (“BofA”) and the Borrower with Lease Schedule No. 001 dated August 22, 2008, Lease Schedule No. 002 dated August 22, 2008, Lease Schedule No. 003 dated August 22, 2008, Lease Schedule No. 004 dated September 17, 2010, Lease Schedule No. 005 dated September 17, 2010 and Lease Schedule No. 006 dated October 15, 2010. (“BofA Agreements”).

10.
All Indebtedness contemplated by that certain Master Lease Agreement dated March 30, 2009 between RBS Asset Finance, Inc. (“RBS”) and the Borrower with Lease Schedule No. 001 dated March 30, 2009 (“RBS Agreement”).

11.
The Note Purchase Agreement dated May 20, 2010, among the Borrower and The Prudential Insurance Company of America, Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey, Prudential Annuities Life Assurance Corporation, Prudential Retirement Insurance and Annuity Company, and the other note holders party thereto from time to time.

12.
All Indebtedness contemplated by that certain Lease Agreement No. 001 dated September 23, 2010 between The Fifth Third Leasing Company and the Borrower with Lease Schedule No. 001 dated September 23, 2010 and Lease Schedule No. 2 dated December 29, 2011 (“Fifth Third Agreement”).

13.
The Term Loan Agreement dated June 20, 2011 by and among the Borrower, the Various Financial Institutions and Others Persons From Time to Time Party Thereto and SunTrust Bank as Administrative Agent for the Lenders (“June 2011 SunTrust Term Loan Agreement”).

14.
The Amended and Restated Credit Agreement dated November 30, 2011 with various lenders and The Royal Bank of Scotland plc, as Administrative Agent and Collateral Agent and RBS Securities Inc. as Sole Arranger.

15.	The Credit Agreement dated as of December 29, 2011 among the Borrower, the lenders from time to time party thereto, and First Niagara Bank, N.A., as Administrative Agent and Collateral Agent.

16.
The Note Purchase Agreement dated April 22, 2012, among the Borrower, The Prudential Insurance Company of America, Pruco Life Insurance Company, and the other purchasers, and the other noteholders party thereto from time to time.

17.
The Term Loan Agreement dated December 3, 2012 by and among the Borrower, the Various Financial Institutions and Others Persons From Time to Time Party Thereto and SunTrust Bank as Administrative Agent for the Lenders (“December 2012 SunTrust Term Loan Agreement”).

18.	The Credit Agreement dated January 23, 2013 among the Borrower, the lenders from time to time party thereto, and First Niagara Bank, N.A., as Administrative Agent and Collateral Agent.

19.
The Credit Agreement dated March 12, 2013 among TAL International Container Corporation, as Borrower, the Lenders from time to time party thereto, and Bank of America, N. A., as Administrative Agent and Collateral Agent.

20.	The Credit Agreement dated December 4, 2013 among the Borrower, the lenders from time to time party thereto, and First Niagara Bank, N.A., as Administrative Agent and Collateral Agent.

SCHEDULE 6

Insurance

TAL International Group, Inc.
Summary of Insurance Coverage - as of April 2, 2014

COVERAGE
Casualty Program - Travelers	POLICY #	TERM	LIMIT	DEDUCTIBLE
Property & G/L Package	P-630-6D786034-TIA-13	11/03/13-14	$5.5MM/$1MM	$5,000
Foreign Liability/Property	ZPP-15R34639	11/03/13-14	$1,000,000	$0
Automobile Liability	BA-6D935787-13	11/03/13-14	$1,000,000	$500
Workers Compensation	POUB-6D786034-13	11/03/13-14	Statutory	$0
Umbrella	P-EX-6D786034-TIL-13	11/03/13-14	$25,000,000	N/A

Mgt. Liability – D&O
D&O Primary - Chartis	14815905	10/12/13-14	$10,000,000	$250k/$1MM
D&O Excess - Axis	MNN769941012013	10/12/13-14	$10,000,000	N/A
D&O Excess - Ace	DOXG21670935009	10/12/13-14	$10,000,000	N/A
D&O Excess - Zurich	DOC594022205	10/12/13-14	$10,000,000	N/A
D&O Excess - Hartford	00DA022642513	10/12/13-14	$10,000,000	N/A
D&O Side-A Only Primary - Ace	G23648015004	10/12/13-14	$10,000,000	N/A
D&O Side-A Only Excess - Axis	MNN763323012013	10/12/13-14	$10,000,000	N/A
D&O Side-A Only Excess - XL	ELU13176513	10/12/13-14	$10,000,000	N/A
D&O Side-A Only Excess - Chartis	14790468	10/12/13-14	$5,000,000	N/A
Sub-Total D&O			$85,000,000

Mgt. Liability- Ancillary Lines
Employment Practices - Chartis	14786186	10/12/13-14	$10,000,000	$150,000
Fiduciary - Chartis	14790467	10/12/13-14	$5,000,000	$5,000
Employee Crime - Chartis	14767410	10/12/13-14	$5,000,000	$100,000
Special (Kidnap and Ransom) - Chubb	82228350	10/12/13-16	$5,000,000	N/A

Professional Liability - Chartis	01-548-77-55	11/03/13-14	$5,000,000	$100,000

Employed Lawyers Liability - Chartis	01-602-07-74	3/15/13-15	$1,000,000	$10,000

Equipment Liability/PD - TT Club	42527/2014/001	1/1-12/31/14	Liability: $50M PD/Loss: $10M	N/A $10,000

Equipment Liability Excess – Starr Marine (excess of $50M by TT Club)	MASILNY000385-14	1/1-12/31/14	$25,000,000	None

Freight Forwarders - Chubb	SM0132014	4/01/14-15	$450k/$900k	$900

Employee Travel/Accident - Chubb	9906-43-62	11/03/13-16	$250k/$500k	None

SCHEDULE 7

Permitted Investments

1.	TAL International Container Corporation owns 19 shares of Tradeship, Inc. (which constitutes approximately 20% of the issued shares).

2.	TAL International Container Corporation owns 1.6 million shares of Series B Preferred stock of Synchronet Newco, Inc.

3.
The Borrower may from time to time hold shares received in connection with bankruptcy proceedings involving lessees in the ordinary course of business. We believe the value of these shares to be de minimis.

SCHEDULE 8

Transactions with Affiliates

1.
Agreements entered into pursuant to the Master Indenture Documents, the TAL Advantage II, LLC documents, the TAL Advantage III, LLC documents, the TAL Advantage IV, LLC documents, the TAL Finance I LLC documents, the TAL Advantage V LLC documents and the other Indebtedness set forth on Schedule 5.

2.	Amended and Restated Tax Sharing Agreement, dated as of August 1, 2005, among TAL Group, the Borrower and its respective U.S. Subsidiaries.

3.	The following service agreements between the Borrower and certain of its subsidiaries:

(a)	Service Agreement dated January 1, 2000 between Transamerica Leasing Inc. n/k/a TAL International Container Corporation and Transamerica Leasing Srl n/k/a TAL International Container Srl. (Italy)

(b)
Service Agreement dated December 31, 1982 between Transamerica ICS Inc., n/k/a TAL International Container Corporation and Transamerica ICS N.V., now known as TAL International Container N. V. (Belgium)

(c)	Service Agreement dated March 13, 2007 between TAL International Container Corporation and TAL International Container (HK) Limited (Hong Kong)

(d)
Service Agreement dated July 1, 2000 between Transamerica Leasing Inc. n/k/a TAL International Container Corporation and Transamerica Leasing Pty. Ltd. n/k/a TAL International Container Pty. Ltd. (Australia)

(e)	Service Agreement dated April 30, 2008 between TAL International Container Corporation and TAL Sales & Marketing Planning (Shanghai) Co., Ltd. (China)

(f)	Service Agreement dated February 15, 2011 between TAL International Container Corporation and TAL International Container Pte. Ltd. (Singapore)

SCHEDULE 9

Certain Agreements

None.